As filed with the Securities and          Registration No. 33-______
 Exchange
Commission on June 22, 1995


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                   Aetna Life Insurance and Annuity Company
- -------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

                                  Connecticut
- -------------------------------------------------------------------------------
         (State or other Jurisdiction of Incorporation or Organization)

                                       63
- --------------------------------------------------------------------------------
            (Primary Standard Industrial Classification Code Number)

                                   71-0294708
- --------------------------------------------------------------------------------
                      (I.R.S. Employer Identification No.)

       151 Farmington Avenue, Hartford, Connecticut 06156, (203) 273-0123
- --------------------------------------------------------------------------------
         (Address, including Zip Code, and Telephone Number, including
            Area Code, of Registrant's Principal Executive Offices)

                           Susan E. Bryant, Counsel
                   Aetna Life Insurance and Annuity Company
           151 Farmington Avenue, RE4C, Hartford, Connecticut  06156
                                (203) 273-7834
- --------------------------------------------------------------------------------
           (Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

- --------------------------------------------------------------------------------
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [XX]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        Calculation of Registration Fee

                                          Proposed   Proposed
                                          Maximum    maximum
Title of each class of       Amount to    offering   aggregate     Amount of
 securities to be            be           price      offering      Registration
 Registered                  Registered   per unit   price         Fee
- --------------------------------------------------------------------------------
Interests in the             *            *          $250,000,000*    $86,206.90
Guaranteed
Accumulation Account - a
Credited Interest Option
Under Variable Annuity
Contracts

* The maximum aggregate offering price is estimated solely for the purpose of determining the registration fee. The amount being registered and the proposed maximum offering price per unit are not applicable since these securities are not issued in predetermined amounts or units.

                      GUARANTEED ACCUMULATION ACCOUNT -
                  A GUARANTEED INTEREST OPTION AVAILABLE UNDER
                           VARIABLE ANNUITY CONTRACTS
              ISSUED BY AETNA LIFE INSURANCE AND ANNUITY COMPANY


                             CROSS REFERENCE SHEET
                          Pursuant to Regulation S-K
                                  Item 501(b)


Form S-1
- --------
Item No.  Information Required in Prospectus      Location in Prospectus
- --------  ----------------------------------      ----------------------
 1        Forepart of the Registration
          Statement and Outside Front
          Cover Page of Prospectus............     Outside Front Cover

 2        Inside Front and Outside Back Cover
          Pages of Prospectus.................     Table of Contents
                                                   (inside front cover)

 3        Summary Information, Risk
          Factors.............................     Summary

          Ratio of Earnings to Fixed Charges..     Not Applicable

 4        Use of Proceeds.....................     Investments

 5        Determination of Offering Price.....     Not Applicable

 6        Dilution............................     Not Applicable

 7        Selling Security Holders............     Not Applicable

 8        Plan of Distribution................     Description of the Account

 9        Description of Securities to
          be Registered.......................     Description of the Account

 10       Interests of Named Experts
          and Counsel.........................     Not Applicable

Form S-1
- --------
 Item No. Information Required in Prospectus       Location in Prospectus
 -------- ----------------------------------       ----------------------
 11       Information with Respect to the          The Company; Directors
          Registrant..........................     and Executive Officers;
                                                   Executive Compensation;
                                                   Security Ownership of
                                                   Management; Legal
                                                   Proceedings; Financial
                                                   Statements
  12      Disclosure of Commission
          Position on Indemnification
          Securities Act Liabilities..........     for Applicable


                        GUARANTEED ACCUMULATION ACCOUNT
                          GUARANTEED INTEREST OPTION
                       UNDER VARIABLE ANNUITY CONTRACTS
                                   ISSUED BY

                   AETNA LIFE INSURANCE AND ANNUITY COMPANY
                             151 FARMINGTON AVENUE
                          HARTFORD, CONNECTICUT 06156
                           TELEPHONE: 1-800-525-4225
                         PROSPECTUS DATED:      , 1995

This Prospectus describes the Guaranteed Accumulation Account ("GAA"), which is a guaranteed interest option available under certain installment and single Purchase Payment Variable Annuity Contracts ("Contracts") issued by Aetna Life Insurance and Annuity Company ("Company"). Since GAA is a funding option available under the Company's Contracts, this Prospectus and the prospectus describing the Contracts ("Contract Prospectus") must be read along with the applicable Contract prospectus and the prospectuses for each of the variable funding options. All of these prospectuses should be retained for future reference.

The Contract prospectus describes deductions applicable to the variable annuity Contract, some of which may be deducted from the GAA option in full or on a pro rata basis. (See "Contract Charges" and the applicable Contract Prospectus.)

The Company guarantees stipulated rates of interest for stated periods of time on amounts applied to GAA. During a specified period of time, amounts may be allocated to available Guaranteed Terms within the Short-Term and Long-Term Classifications. The interest rate stipulated is an annual effective yield; that is, it reflects a full year's interest. Interest is credited daily at a rate that will provide the guaranteed annual effective yield over the period of one year. Guaranteed interest rates will never be less than the minimum guaranteed interest rate specified in the Contract. (See "Guaranteed Interest Rates.") THE COMPANY CANNOT PREDICT FUTURE LEVELS OF GUARANTEED INTEREST RATES ABOVE THE CONTRACTUALLY GUARANTEED RATE NOR GUARANTEE WHAT SUCH RATES WILL BE UNTIL THEY ARE DECLARED FOR EACH GUARANTEED TERM.

All of the general assets of the Company, including amounts deposited to GAA are available to meet the guarantees under GAA. These assets are chargeable with liabilities arising out of other business of the Company.

WITHDRAWALS OR TRANSFERS FROM A GUARANTEED TERM PRIOR TO THE END OF THAT GUARANTEED TERM MAY BE SUBJECT TO A MARKET VALUE ADJUSTMENT. WITHDRAWALS FROM THE CONTRACT MAY BE SUBJECT TO A MARKET VALUE ADJUSTMENT, DEFERRED SALES CHARGE AND A MAINTENANCE FEE. (See "Market Value Adjustment" and "Contract Charges.") As a result of a negative Aggregate Market Value Adjustment Amount imposed by GAA and the deferred sales charge imposed by the Contract, the Contract Holder or, if applicable, the Participant may receive an amount less than the amount paid into the Contract for surrenders of amounts held under the Contract.

Under the Contract, the Contract Holder or, if applicable, the Participant may allocate all or a portion of a Net Purchase Payment to GAA, to any other credited interest option, or to one or more of the variable funding options offered under the Contract. Although the Company may impose a minimum Purchase Payment on a Contract, there is no minimum Purchase Payment required for GAA. Transfers to GAA from other Contract funding options are also allowed, but each such transfer must be at least $500. Please refer to the applicable Contract prospectus for further details.

Under certain emergency conditions, the Company may defer payment of any surrendered GAA value (see "Surrenders.")

The Company intends generally to invest funds received in relation to the GAA option primarily in fixed income securities. Contract Holders do not have any claim against specific assets of the Company relating to the GAA option. (See "Investments.")

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NO PERSON IS AUTHORIZED BY THE COMPANY TO GIVE INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERS CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY JURISDICTION IN WHICH SUCH OFFERING MAY NOT LAWFULLY BE MADE.

                               TABLE OF CONTENTS

                                                                            Page
GLOSSARY...................................................................   3
SUMMARY....................................................................   4
DESCRIPTION OF THE GUARANTEED ACCUMULATION ACCOUNT OPTION..................   6
  General..................................................................   6
  Contributions to GAA.....................................................   6
  Purchase Payment(s)......................................................   6
  Deposit Period...........................................................   7
  Guaranteed Term..........................................................   7
  Guaranteed Term Classifications..........................................   7
  Guaranteed Interest Rates................................................   7
  Maturity of a Guaranteed Term............................................   8
TRANSFERS..................................................................   9
  Transfers From GAA.......................................................   9
  Transfers Between Guaranteed Term Classifications........................   9
SURRENDERS.................................................................   9
MARKET VALUE ADJUSTMENT....................................................  10
  Deposit Period Yield.....................................................  11
  Current Yield............................................................  11
  MVA Formula..............................................................  12
CONTRACT CHARGES...........................................................  12
MISCELLANEOUS..............................................................  12
  Annuity Period...........................................................  12
  Reinstatement............................................................  13
  Contract Loans (403(b) Plans Only).......................................  13
INVESTMENTS................................................................  13
DISTRIBUTION OF CONTRACTS..................................................  14

                                                                           Page
TAX CONSIDERATIONS........................................................  14
  Taxation of the Company.................................................  14
  Taxation of Annuities...................................................  14
THE COMPANY...............................................................  15
  History and Business....................................................  15
  Life Insurance Segment..................................................  15
  Financial Services Segment..............................................  16
  General Account Investments.............................................  18
  Competition.............................................................  18
  Employees...............................................................  18
  Properties..............................................................  18
  State Regulation........................................................  19
DIRECTORS AND EXECUTIVE OFFICERS .........................................  21
EXECUTIVE COMPENSATION....................................................  23
SECURITY OWNERSHIP OF MANAGEMENT..........................................  23
EXPERTS...................................................................  23
LEGAL PROCEEDINGS.........................................................  23
LEGAL MATTERS.............................................................  23
APPENDIX I--Examples of Market Value Adjustment Computations..............  24
APPENDIX II--Examples of Market Value Adjustment Yields...................  26
SELECTED FINANCIAL DATA...................................................  27
MANAGEMENTS DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS...............................................................  27
FINANCIAL STATEMENTS...................................................... F-1

                                   GLOSSARY

In this Prospectus, the following terms have the meanings shown:

ACCUMULATION PERIOD: The period during which Net Purchase Payment(s) are accumulated to provide future annuity benefits.

AGGREGATE MARKET VALUE ADJUSTMENT AMOUNT: The sum of all Market Value Adjustment Amounts calculated due to a withdrawal of funds (for surrender or transfer) from Guaranteed Terms prior to the end of those Guaranteed Terms. This total may be a positive or negative figure.

ANNUITY: A series of payments for life or a definite period.

ANNUITY PERIOD: The period during which Annuity payments are made.

CONTRACT HOLDER: The entity to which the Contract is issued. The Contract Holder is usually the employer, sponsor or trustee.

DEPOSIT PERIOD: The period of time during which one or more Net Purchase Payments or transfers of accumulated values may be made to available Guaranteed Terms to receive stipulated interest rates for stated periods of time. A Deposit Period may be a month, a calendar quarter, or any other period of time specified by the Company.

GUARANTEED INTEREST RATES: The interest rate(s) guaranteed to be credited, for a stated period of time, on amounts applied to a GAA Guaranteed Term during a specific Deposit Period. Interest rates are annual effective yields reflecting a full year's interest. Interest is credited daily.

GUARANTEED TERM: The period of time specified by the Company during which one or a series of Guaranteed Interest Rates are credited.

GUARANTEED TERM CLASSIFICATIONS: The grouping of Guaranteed Terms according to their time to maturity:

  Short-Term -- All Guaranteed Terms of 3 years or less; or
  Long-Term -- All Guaranteed Terms of between 3 and 10 years.

HOME OFFICE: The Company's principal executive office located at 151 Farmington Avenue, Hartford, Connecticut 06156.

MARKET VALUE ADJUSTMENT (MVA): An adjustment to the amount withdrawn or transferred from a Guaranteed Term prior to the end of that Guaranteed Term. The adjustment reflects the change in the value of the investment due to changes in interest rates since the date of deposit and is computed using the formula given in the Contract. The adjustment is expressed as a percentage of each dollar being withdrawn.

MARKET VALUE ADJUSTMENT AMOUNT: The amount by which the funds being withdrawn or transferred from a Guaranteed Term is increased or decreased due to the MVA.

MATURITY VALUE TRANSFER PROVISION: At maturity, when the Company automatically reinvests the total maturing Guaranteed Term value into the open Deposit Period, the Maturity Value Transfer Provision is available. This provision allows Contract Holders or Participants to transfer or surrender the automatically reinvested value, without an MVA, to an open Deposit Period within either Guaranteed Term Classification or to other available investment options until the last business day of the month following the maturity of a Guaranteed Term. The last business day of the month is defined as the last business day of the month when the New York Stock Exchange is open.

NET PURCHASE PAYMENT(S): The Purchase Payment(s) less all applicable deductions.

PARTICIPANT: An eligible person participating under a Variable Annuity
Contract.

PURCHASE PAYMENT(S): The gross payment(s) made to the Company under a Contract.

VARIABLE ANNUITY CONTRACT: An Annuity Contract providing for the accumulation of values, and for retirement payments which vary in dollar amount with investment results.

                                    SUMMARY

GAA is a guaranteed interest option available under the Company's Variable Annuity Contracts. Purchase Payments applied to Guaranteed Terms under GAA are credited with stipulated interest rates for stated periods of time. The interest rates stipulated are annual effective yields. Interest is credited daily at a rate that provides the annual effective yield over the period of one year.

Contract Holders or, if applicable, Participants may direct the allocation of Net Purchase Payments to GAA. Although the Company may impose a minimum Purchase Payment on a Contract, there is no minimum Purchase Payment for GAA. Transfers of accumulated values from other funding options to GAA are also allowed. If a transfer is made to GAA from other Contract funding options, the transferred value may not be less than $500. (See "Contributions to GAA.")

More specifically, Contract Holders or, if applicable, Participants may allocate Net Purchase Payments or transfer accumulated values during a Deposit Period to available Guaranteed Terms within the Short-Term and Long-Term Classifications. (See "Guaranteed Term Classifications.")

Prior to each Deposit Period, Guaranteed Interest Rates for all available Guaranteed Terms will be announced. Several different interest rates may be applicable within a Guaranteed Term, with each interest rate guaranteed for a specific period of time. Guaranteed Interest Rates will never be less than the minimum guaranteed interest rate specified in the Contract and cannot be changed for any Guaranteed Term after the start of the Deposit Period. (See "Guaranteed Interest Rates.")

The Company will send notification of a Guaranteed Term's maturity, along with the current month's Guaranteed Interest Rates and Guaranteed Term to Contract Holders, or, if applicable, Participants with funds in a Guaranteed Term. This notification is sent at least 18 days prior to maturity of a Guaranteed Term. Contract Holders or, if applicable, Participants may obtain information concerning available upcoming Deposit Periods, Guaranteed Interest Rates, and Guaranteed Terms through the use of a toll-free telephone number within five business days prior to the upcoming maturity. The telephone number is 1-800-GAA-FUND (1-800-422-3863). (See "General" and "Maturity of a Guaranteed Term.")

Before maturity of the Guaranteed Term, a Contract Holder or, if applicable, Participant, may instruct the Company to (a) transfer the matured value to one or more new Guaranteed Terms available under the current Deposit Period, (b) transfer the matured value to one or more of the variable funding options available under the Variable Annuity Contract, or (c) surrender the matured value. In all three instances, no Market Value Adjustment would be applicable to the transferred or surrendered matured value. However, a deferred sales charge may be assessed on the amount surrendered from the Contract. (See "Transfers" and "Surrenders.")

If the Company does not receive direction from the Contract Holder or Participant, if applicable, at its Home Office by the maturity date of the Guaranteed Term, the amount from the maturing Guaranteed Term will be transferred to the available Deposit Period for the Guaranteed Term having the shortest maturity within the same Guaranteed Term Classification. (See "Maturity of a Guaranteed Term.") A confirmation will be mailed to the Contract Holder or, if applicable, Participant advising of the new Guaranteed Term and the applicable Guaranteed Interest Rate(s) that the maturity value has been transferred to. This confirmation will be mailed within two business days following the Guaranteed Term maturity date.

The Maturity Value Transfer Provision is available to those Contract Holders or Participants who allow the Company to automatically reinvest the total maturing Guaranteed Term value into the open Deposit Period. This provision allows Contract Holders or Participants, if applicable, to transfer or surrender, without a Market Value Adjustment, all or a portion of the matured value that was transferred to a new

Guaranteed Term (if applicable, a deferred sales charge may be assessed on the surrendered amount). If all or any portion of the matured value is transferred or surrendered, the interest credited from the date of maturity to the date of the transaction will be at the rate equivalent to the Guaranteed Interest Rate for the new Guaranteed Term. The Maturity Value Transfer Provision is only available until the last business day of the month following the maturity date of a Guaranteed Term. (See "Maturity of a Guaranteed Term.")

Full or partial surrenders and transfers to other Contract funding options are permitted from GAA. In addition, transfers from Guaranteed Terms within one Guaranteed Term Classification may be made to the current Deposit Period of other Guaranteed Terms within a different Guaranteed Term Classification. However, amounts applied to a Guaranteed Term during a Deposit Period may not be transferred during that Deposit Period or for 90 days after the close of that Deposit Period, except for transactions processed under the Maturity Value Transfer Provision. (See "Surrenders" and "Transfers.") This provision does not apply to amounts transferred from Guaranteed Terms due to the election of an Annuity option. (See "Annuity Period.")

Contract Holders or, if applicable, Participants may choose the Guaranteed Term Classification(s) from which funds will be first withdrawn due to a transfer or partial surrender. Funds are withdrawn starting with the oldest Deposit Period for which the Guaranteed Term has not reached maturity from each Guaranteed Term Classification chosen. (See "Surrenders" and "Transfers".)

Except for transactions processed under the Maturity Value Transfer Provision, funds withdrawn or transferred from a Guaranteed Term prior to the end of that Guaranteed Term are subject to a Market Value Adjustment. The Market Value Adjustment reflects the change in the value of the investment due to changes in interest rates since the date of deposit. When interest rates increase after the date of deposit, the value of the investment decreases, and the Market Value Adjustment Amount is negative. Conversely, when interest rates decrease after the date of deposit, the value of the investment increases, and the Market Value Adjustment Amount is positive. Hence, the Market Value Adjustment will effect the amount withdrawn from a Guaranteed Term to satisfy the request for surrender or transfer. (See "Market Value Adjustment.")

Only a positive Aggregate Market Value Adjustment Amount, if any, is applied to funds withdrawn from GAA due to the death of the Participant if withdrawn within six months after the Participant's date of death. After the six month period the positive or negative Aggregate Market Value Adjustment Amount will be applied. If funds are withdrawn from GAA due to annuitization under one of the lifetime Annuity options, only the positive Aggregate Market Value Adjustment Amount, if any, is applied. (See "Market Value Adjustment" and "Annuity Period.")

Certain charges are levied under the Contract such as mortality and expense risk charges (applicable only to the variable funding options), maintenance fee, deferred or asset-based sales charges, and allocation and transfer fees (see "Contract Charges"). For a complete description of these charges, please refer to the applicable Contract prospectus.

The interest rate(s) credited during any Guaranteed Term does not necessarily relate to investment performance. As in the case of all of the Company's general account assets, deposits received under the GAA option, regardless of which Guaranteed Term Classification is used, will generally be invested in federal, state and municipal obligations; corporate bonds; preferred stocks; real estate mortgages; real estate; and certain other fixed income investments. All of the general assets of the Company are available to meet the guarantees under GAA. (See "Investments".)

           DESCRIPTION OF THE GUARANTEED ACCUMULATION ACCOUNT OPTION

GENERAL

This Prospectus describes the provisions of the Guaranteed Accumulation Account ("GAA"). GAA is a guaranteed interest option available under Variable Annuity Contracts ("Contracts") issued by Aetna Life Insurance and Annuity Company ("Company"). Since GAA is a funding option available under the Company's Contracts, this Prospectus must be read along with the applicable Contract prospectus and the prospectuses for each of the variable funding options. All of these prospectuses should be retained for future reference.

GAA offers guaranteed interest rates ("Guaranteed Interest Rates") for stated periods of time ("Guaranteed Term"). All Net Purchase Payments or transfers to GAA during a specific period of time ("Deposit Period") participate in a specific Guaranteed Term with corresponding Guaranteed Interest Rates. Guaranteed Terms are classified according to their length of time to maturity ("Guaranteed Term Classifications"). Each Deposit Period may offer various Guaranteed Terms within one or both Guaranteed Term Classifications. A Market Value Adjustment, which may be positive or negative, may be applied to any values withdrawn or transferred from a Guaranteed Term prior to the end of that Guaranteed Term, except for amounts transferred under the Maturity Value Transfer Provision. However, if funds are withdrawn from Guaranteed Terms due to the death of the Participant within six months after the Participant's date of death, only a positive Aggregate Market Value Adjustment Amount, if any, will be applied. After the six-month period, the positive or negative Aggregate Market Value Adjustment Amount will be applied. Only a positive Aggregate Market Value Adjustment Amount, if any, is applied to any values withdrawn from Guaranteed Terms due to annuitization under one of the lifetime Annuity options. If funds are transferred from one Guaranteed Term prior to the end of that Guaranteed Term to a Guaranteed Term of the other Guaranteed Term Classification, a Market Value Adjustment (positive or negative) is applied.

The Company maintains a toll-free telephone number for Contract Holders or, if applicable, Participants wishing to obtain information concerning available Deposit Periods, Guaranteed Interest Rates, and Guaranteed Terms. The telephone number is 1-800-GAA-FUND (1-800-422-3863).

In addition, the Company will send notification of the upcoming Deposit Period dates and information on the current Guaranteed Interest Rates, Guaranteed Terms and projected matured Guaranteed Term values to Contract Holders, or, if applicable, Participants who have funds in a maturing Guaranteed Term. This notification will be sent at least 18 calendar days prior to the maturity of a Guaranteed Term.

CONTRIBUTIONS TO GAA

Amounts may be applied to Guaranteed Terms available in a current Deposit Period by allocating one or more Net Purchase Payment(s) to GAA or by transferring accumulated value(s) from other Contract funding options or other Guaranteed Terms. However, amounts applied to a Guaranteed Term during a Deposit Period may not be transferred during that Deposit Period or for 90 days after the close of that Deposit Period, except under the Maturity Value Transfer Provision.

PURCHASE PAYMENT(S)

A Contract Holder or, if applicable, a Participant may elect to allocate all or a portion of a Net Purchase Payment(s) to any available Guaranteed Term within one or both of the Guaranteed Term Classifications during the current Deposit Period. Although the Company may impose a minimum Purchase Payment on a Contract, there is no minimum Purchase Payment required for a Guaranteed Term. Please refer to the applicable Contract prospectus.

DEPOSIT PERIOD

The Deposit Period is a period of time during which one or more Net Purchase Payments or transfers from other Contract funding options or other Guaranteed Terms may be made to available Guaranteed Terms to receive stipulated Guaranteed Interest Rates for stated periods of time. Each Deposit Period may be a month, a calendar quarter, or any other period of time specified by the Company.

Both Guaranteed Term Classifications will be available during each Deposit Period. In addition, more than one Guaranteed Term within a Guaranteed Term Classification may be available during each Deposit Period. For example, a Deposit Period might offer a 1-year and a 3-year Guaranteed Term under the Short-Term Classification and a 5-year and a 7-year Guaranteed Term under the Long-Term Classification.

GUARANTEED TERM

A Guaranteed Term is the period of time specified by the Company during which one or a series of Guaranteed Interest Rates are credited. Guaranteed Terms are offered at the Company's discretion for various lengths of time ranging from one to ten years.

GUARANTEED TERM CLASSIFICATIONS

Guaranteed Term Classifications refer to the grouping of Guaranteed Terms according to their time to maturity. The following are the Guaranteed Term
Classifications:

  Short-Term -- All Guaranteed Terms of 3 years or less; or
  Long-Term -- All Guaranteed Terms of between 3 and 10 years.

During each Deposit Period, the Company may offer more than one Guaranteed Term within each Guaranteed Term Classification. Contract Holders or, if applicable, Participants may elect to allocate Purchase Payments to Guaranteed Terms within one or both of these Guaranteed Term Classifications during a Deposit Period.

GUARANTEED INTEREST RATES

Guaranteed Interest Rates are the interest rates that are guaranteed to be credited on amounts applied during a Deposit Period for a specific Guaranteed Term. Guaranteed Interest Rates are annual effective yields, reflecting a full year's interest. The interest is credited daily at a rate that will produce the guaranteed annual effective yield over the period of one year.

Guaranteed Interest Rates are credited according to the length of the Guaranteed Term as follows:

  . GUARANTEED TERMS OF ONE YEAR OR LESS: A Guaranteed Interest Rate is credited from the date of deposit to the last day of the Guaranteed Term.

  . GUARANTEED TERMS OF GREATER THAN ONE YEAR: Several different Guaranteed Interest Rates may be applicable during a Guaranteed Term of more than one year. The initial Guaranteed Interest Rate is credited from the date of deposit to the end of a specified period within the Guaranteed Term. The remainder of the Guaranteed Term may also allow for several different Guaranteed Interest Rates for subsequent specific periods of time. For example, a 5-year Guaranteed Term may guarantee 5% for the first year, 4.75% for the next two years, and 4.5% for the remaining two years.


The Company will announce the available Guaranteed Terms and current Guaranteed Interest Rates for each Deposit Period at least 18 calendar days prior to the start of each Deposit Period. In no event will the Company guarantee or credit a Guaranteed Interest Rate less than the minimum rate specified in the Contract. In addition, GAA does not allow for the crediting of interest above the Guaranteed Interest Rates which are announced by the Company prior to the start of a Deposit Period.

The Company's determination of Guaranteed Interest Rates is influenced by, but does not necessarily correspond to, interest rates available on fixed income investments which the Company may acquire using funds deposited into GAA (see "Investments"). In addition, the Company will consider other items in determining Guaranteed Interest Rates including regulatory and tax requirements, sales commissions and administrative expenses borne by the Company, general economic trends, and competitive factors.

THE COMPANY MAKES THE FINAL DETERMINATION REGARDING GUARANTEED INTEREST RATES. THE COMPANY CANNOT PREDICT THE LEVEL OF FUTURE GUARANTEED INTEREST RATES.

MATURITY OF A GUARANTEED TERM

At least 18 calendar days prior to the maturity of a Guaranteed Term, the Company will send notification to Contract Holders, or, if applicable, Participants of the upcoming Deposit Period, the projected value for the maturing Guaranteed Term and the Guaranteed Interest Rate and Guaranteed Term for the current Deposit Period. Contract Holders, or, if applicable, Participants may transfer amounts in any maturing Guaranteed Term to new Guaranteed Terms. The amount in any maturing Guaranteed Term may also be transferred into any other allowable option(s) available under the Contract. There is no Market Value Adjustment applied to funds transferred or surrendered from a Guaranteed Term on the date that Guaranteed Term matures.

If the Company does not receive direction from the Contract Holder or, if applicable, the Participant at its Home Office (or any other designated office) by the maturity date of a Guaranteed Term, the Company will automatically transfer the matured value to a Guaranteed Term having the shortest maturity within the same Guaranteed Term Classification that will be available for the new Deposit Period. The new Guaranteed Term may have a different length of time to maturity than the maturing Guaranteed Term. For example, if a 3-year Guaranteed Term matures and no direction is received, amounts in this maturing Guaranteed Term will be transferred to the 2-year Guaranteed Term, which is the Guaranteed Term available within the Short-Term Classification of the new Deposit Period. If, however, only one Term is available within the Classification, then the matured Guaranteed Term value will be reinvested in that Term.

Once the matured amount has been transferred, the Contract Holder or, if applicable, Participant will receive a statement confirming the transfer, along with information on the new Guaranteed Rate(s) and Guaranteed Term. For those Contract Holders or Participants who allow the Company to automatically transfer the total maturing Guaranteed Term value into the open Deposit Period, the Maturity Value Transfer Provision is available. This provision allows Contract Holders or Participants to transfer or surrender, without a Market Value Adjustment, the matured value that was transferred to a new Guaranteed Term (if applicable, a deferred sales charge may be assessed on the amount surrendered from the Contract). If all of the matured value is transferred or surrendered under the Maturity Value Transfer Provision, any interest accrued under the current Guaranteed Term will be credited through the date of transfer or surrender. The right to make a transfer or surrender under the Maturity Value Transfer Provision is available until the last business day of the month following the maturity date of a Guaranteed Term. The last business day of the month is defined as the last business day of the month that the New York Stock Exchange is open. THE MATURITY VALUE TRANSFER PROVISION ONLY APPLIES TO THE FIRST REQUEST RECEIVED FROM THE CONTRACT HOLDER, OR, IF APPLICABLE, PARTICIPANT, WITH RESPECT TO A PARTICULAR MATURED GUARANTEED TERM VALUE.

                                   TRANSFERS

Contract provisions allow for the transfer of all or any portion of accumulated values at least 12 times during a calendar year, without a transfer charge. Under some Contracts, after 12 such transfers, each additional transfer is subject to a transfer charge of not more than $10, deducted from the Contract value. Under other Contracts, unlimited transfers may be made without charge. Please refer to the applicable Contract prospectus.

Amounts applied to a Guaranteed Term during a Deposit Period may not be transferred to any other funding option or Guaranteed Term during that Deposit Period or for 90 days after the close of that Deposit Period.

Funds transferred under the Maturity Value Transfer Provision or upon the maturity of a Guaranteed Term are not counted as one of the 12 free transfers of accumulated values allowed per calendar year by those Contracts allowing 12 free transfers. In addition, no Market Value Adjustment is applied to the matured Guaranteed Term value transferred upon maturity of a Guaranteed Term or for values withdrawn or transferred from a Guaranteed Term under the Maturity Value Transfer Provision.

When a request is made to transfer a specific dollar amount in circumstances in which a Market Value Adjustment is applicable, the Market Value Adjustment will be included in the determination of the amount withdrawn from a Guaranteed Term(s) to fulfill the request. Therefore, the amount actually withdrawn from the Guaranteed Term(s) may be more or less than the requested specific dollar amount. (See "Appendix I" for an example.)

TRANSFERS FROM GAA

Contract Holders or, if applicable, Participants can choose the Guaranteed Term Classification from which Funds will be first withdrawn. The Company withdraws funds starting from the oldest Deposit Period for which the Guaranteed Term has not reached maturity within the Guaranteed Term Classification chosen. If no direction is received, funds are withdrawn pro rata among the Guaranteed Term Classifications, starting with the oldest Deposit Periods for which the Guaranteed Term has not reached maturity, and any other investment options. A positive or negative Market Value Adjustment is applied to the amount requested for transfer. (See "Market Value Adjustment.")

TRANSFERS BETWEEN GUARANTEED TERM CLASSIFICATIONS

Transfers are permitted from Guaranteed Terms within the Short-Term Classification to available Long-Term Guaranteed Terms of a current Deposit Period. Transfers are also permitted from Guaranteed Terms within the Long-Term Classification to available Short-Term Guaranteed Terms of a current Deposit Period. For example, funds may be transferred from a 3-year Guaranteed Term (any time after 90 days from the close of the Deposit Period applicable to that 3-year Guaranteed Term) to the open Deposit Period of a 7-year Guaranteed Term. Funds will be first transferred from the oldest Deposit Period for which the Guaranteed Term has not reached maturity. A Market Value Adjustment is assessed on the transferred amount. The transfer is counted as one of the 12 free transfers allowed each year by those Contracts allowing 12 free transfers.

A transfer of value from one Guaranteed Term prior to maturity of that Guaranteed Term to another Guaranteed Term within the same Guaranteed Term Classification is not permitted under any of the Contracts.

                                  SURRENDERS

The Contract allows for full or partial surrenders at any time during the Accumulation Period. To make a full or partial surrender, a surrender request form must be properly completed and submitted to the Company's Home Office (or any other designated office). Partial surrenders are made pro rata among the Contract funding options unless requested otherwise by the Contract Holder or, if applicable, the Participant. For surrender purposes, each Guaranteed Term Classification is considered a separate funding option.

Under certain emergency conditions, the Company may defer payment of a GAA surrender value for a period of up to 6 months. Please refer to the applicable Contract Prospectus for further details.

The portion of the partial surrender made from GAA is withdrawn from the Guaranteed Term Classification elected by the Contract Holder or, if applicable, the Participant. Within the elected Guaranteed Term Classification, funds will be removed starting with the oldest Deposit Period for which the Guaranteed Term has not reached maturity. If no Guaranteed Term Classification is elected, the Company will withdraw funds from Guaranteed Terms in each Guaranteed Term Classification (starting with the oldest Deposit Period for which the Guaranteed Term has not reached maturity) in the same proportion as the value of each Guaranteed Term Classification has to the total value of the Contract.

A Market Value Adjustment is applied to the amount surrendered if surrendered prior to the end of a Guaranteed Term, except for values surrendered under the Maturity Value Transfer Provision. The surrendered amount may also be subject to a deferred sales charge and a maintenance fee. Please refer to the applicable Contract prospectus for information regarding deferred sales charges and maintenance fees.

When a request for a partial surrender of a specific dollar amount is made, the Market Value Adjustment will be included in the determination of the amount withdrawn from a Guaranteed Term to fulfill the request. Therefore, the amount actually withdrawn from the Guaranteed Term(s) may be more or less than the requested dollar amount. (See "Appendix I" for an example.)

                            MARKET VALUE ADJUSTMENT

Upon surrender or transfer of funds from or within GAA, the Company may need to liquidate certain assets or use existing cash flow which would otherwise be available to invest at current interest rates. The assets may be sold at a profit or a loss depending upon market conditions. This profit/loss could affect the determination of Guaranteed Interest Rates (see "Guaranteed Interest Rates"). To lessen the impact, all surrenders and transfers made prior to the end of a Guaranteed Term are subject to a Market Value Adjustment ("MVA"). This MVA reflects the changes in interest rates since the Deposit Period. When interest rates increase after the Deposit Period, the value of the investment decreases and the Market Value Adjustment Amount is negative. Conversely, when interest rates decrease after the Deposit Period, the value of the investment increases and the Market Value Adjustment Amount is positive.

The MVA is a factor applied to amounts withdrawn from a Guaranteed Term prior to the end of the Guaranteed Term in connection with transfers (including transfers made in order to elect a nonlifetime Annuity option) and surrenders. Only a positive Aggregate Market Value Adjustment Amount, if any, is applied to funds withdrawn from Guaranteed Terms due to the death of the Participant if withdrawn within six months after the Participant's date of death. After the six month period, the calculated Aggregate Market Value Adjustment Amount (positive or negative) is applied. If funds are withdrawn from Guaranteed Terms due to annuitization of the Contract under one of the lifetime Annuity options only a positive Aggregate Market Value Adjustment Amount, if any, is applied. If two or more consecutive Deposit Periods have the same Guaranteed Interest Rate(s) and mature on the same date, the Company will calculate MVAs applicable to each Deposit Period. The most favorable MVA to the Contract Holder or Participant will be applied to any surrender or transfer from either Deposit Period prior to the Guaranteed Terms' maturity.

The MVA involves a Deposit Period Yield and a Current Yield. An adjustment is made in the formula of the MVA to reflect the period of time remaining in the Guaranteed Term from the Wednesday of the week of withdrawal.

Market Value Adjustment Amounts can be positive or negative and therefore may increase or decrease the amount withdrawn from a Guaranteed Term to satisfy the request for surrender or transfer. The MVA Amount depends on the relationship of the Deposit Period Yield of U.S. Treasury Notes that mature in the last quarter of the Guaranteed Term, to the Current Yield of such U.S. Treasury Notes at the time of withdrawal. In general, if the Current Yield is the lesser of the two, the MVA will decrease the amount withdrawn from a Guaranteed Term to satisfy the request for surrender or transfer; if the Current Yield is the higher of the two, the MVA will increase the amount withdrawn from a Guaranteed Term to satisfy the request for surrender or transfer. As a result of the Market Value Adjustment imposed on GAA, the amount withdrawn or transferred from GAA Guaranteed Terms prior to maturity may be less than the amount paid into those GAA Guaranteed Terms.

To determine the Deposit Period Yield and the Current Yield, certain information must be obtained about the prices of outstanding U.S. Treasury issues. This information may be found each business day in publications such as the Wall Street Journal which publishes the yield-to-maturity percentages for all Treasury Notes as of the preceding business day. These percentages are used in determining the Deposit Period Yield and the Current Yield for the MVA calculation.

DEPOSIT PERIOD YIELD

Determining the Deposit Period Yield used in the MVA calculation involves consideration of interest rates prevailing during the Deposit Period of the Guaranteed Term from which the withdrawal will be made. First, identify the Treasury Notes that mature in the last three months of the Guaranteed Term. Then, list the yield-to-maturity percentages of these Treasury Notes for the last business day of each week in the Deposit Period. Average these percentages to determine the Deposit Period Yield.

For example, if the Guaranteed Term matures in May 1998, use the Treasury Notes that mature in March, April, and May 1998. Then, if the Deposit Period from which the withdrawal will be made is May 1995, the yield-to-maturity percentages of the above Treasury Notes on May 5, 1995, May 12, 1995, May 19, 1995, and May 26, 1995 are averaged. This averaged figure (shown as a percentage) is the Deposit Period Yield.

CURRENT YIELD

To determine the Current Yield, use the same Treasury Notes identified for the Deposit Period Yield: Treasury Notes that mature in the last three months of the Guaranteed Term. However, the yield-to-maturity percentages used are those for the last business day of the week preceding the withdrawal. Average these percentages to determine the Current Yield.

For example, assume the withdrawal will be processed on May 18, 1995. List the yield-to-maturity percentage figures as of May 12, 1995 for the same Treasury Notes that determined the Deposit Period Yield. Average these yields to determine the Current Yield.

MVA FORMULA

The mathematical formula used to determine the MVA is:

                         x
                     ---------
                       /365/

            (1 + i)
            -------
            (1 + j)

Where:

  i is the Deposit Period Yield;
  j is the Current Yield; and
  x is the number of days remaining (computed from Wednesday of the week of withdrawal) in the Guaranteed Term.

For examples of how to calculate MVAs, please refer to "Appendix I."

                               CONTRACT CHARGES

Certain charges are assessed under the Contract and are deducted from both the variable funding options and the GAA.

If the Contract allows for the deduction of a maintenance fee on an annual basis, the fee is deducted on a pro rata basis from all funding options. In addition, the maintenance fee is deducted upon total surrender of a Contract.

A deferred sales charge, if applicable, is also deducted upon a full or a partial surrender of some Contracts. If the surrender occurs prior to the maturity of a Guaranteed Term, the deferred sales charge and the MVA will be assessed.

During each calendar year, the Contract Holder (or the Participant, if authorized) may change the allocation of future Net Purchase Payments among the investment options allowed by the Contract. Unlimited allocation changes are allowed. In addition, we allow unlimited transfers of accumulated values to available investment options during the Accumulation Period. We allow at least 12 free transfers in any calendar year. Thereafter, under some Contracts, we reserve the right to charge $10 for each subsequent transfer.

Mortality and expense risk charges and other asset-based charges that may be assessed under the Contracts are not deducted from any credited interest option under the Contract (including GAA). These charges are only applicable to the variable funding options.

Please refer to the applicable Contract prospectus for further details on Contract deductions. The Contract prospectus includes a full description of the sales charges made upon withdrawal.

                                 MISCELLANEOUS

ANNUITY PERIOD

GAA cannot be used as an option during the Annuity Period. Prior to annuitization, values in Guaranteed Terms must be transferred to one or more of the funding options which allow for Annuity payments. The Aggregate Market Value Adjustment Amount (positive or negative) is applied to any amount transferred from Guaranteed Terms before the end of those Guaranteed Terms due to annuitization to the nonlifetime Annuity option available under the Contract. Only a positive Aggregate Market Value Adjustment Amount, if any, is applied due to annuitization to a lifetime Annuity option. Please refer to the applicable Contract Prospectus for a discussion of the Annuity Period.

REINSTATEMENT

The Contract Holder or, if applicable, the Participant may elect to reinvest all or a portion of the proceeds received from a full surrender within 30 days after such surrender. Any amounts reinstated to GAA will be applied to the current Deposit Period. Within the current Deposit Period, amounts are then proportionately reinstated to the Guaranteed Term Classifications in the same manner as the amounts were allocated prior to surrender. Any negative MVA amount applied to a surrender is not included in the reinstatement. Please refer to the applicable Contract prospectus for further details on reinstatement of the Contract.

CONTRACT LOANS (403(B) PLANS ONLY)

The GAA value is included in determining the value of a Contract against which a loan may be made. However, loans may not be made from amounts held in GAA. In order to receive amounts held in GAA as a loan, the amounts must first be transferred to a funding option from which loans may be made (see the applicable Contract prospectus for further information on Contract loans). Amounts transferred from Guaranteed Terms due to a loan request will be subject to an MVA.

                                  INVESTMENTS

Amounts applied to Guaranteed Terms under the Short-Term Classification of GAA will be deposited into the Company's general account which supports insurance and annuity obligations.

General account assets of the Company must be invested in accordance with applicable state laws. These laws govern the nature and quality of investments that may be made by life insurance companies and the percentage of their assets that may be committed to any particular type of investment. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state and municipal obligations; corporate bonds; preferred stocks; real estate mortgages; real estate and certain other fixed income investments. All of the general assets of the Company, including amounts deposited to GAA, are available to meet the guarantees under GAA. These assets are chargeable with liabilities arising out of any other business of the Company.

Amounts applied to Guaranteed Terms under the Long-Term Classification of GAA will be deposited to and accounted for in a nonunitized separate account established by the Company under Title 38a, Section 38a-433, of the Connecticut General Statutes. A nonunitized separate account is a separate account in which the Contract Holder or Participant does not participate in the performance of the assets through unit values.

Contract Holders and Participants allocating funds to the Long-Term Classification of GAA do not receive a unit ownership of assets accounted for in this separate account. The assets accrue solely to the benefit of the Company. Contract Holders and Participants do not participate in the investment gain or loss from assets accounted for in the separate account. Such gain or loss is borne entirely by the Company. All benefits available to Participants under the Long-Term Classification of GAA are Contract guarantees made by the Company and are accounted for in the separate account. These assets are chargeable with liabilities arising out of any other business of the Company.

The Company intends to invest in assets which, in the aggregate, have characteristics, especially cash flow patterns, reasonably related to the characteristics of the liabilities. Various immunization techniques will be used to achieve the objective of close aggregate matching of assets and liabilities. The Company will primarily invest in investment-grade fixed income securities including:

 . Securities issued by the United States Government or its agencies or instrumentalities, which issues may or may not be guaranteed by the United States Government.

 . Debt securities which have an investment grade, at the time of purchase, within the four highest grades assigned by Moody's Investors Services, Inc. (Aaa, Aa, A or Baa), Standard & Poor's Corporation (AAA, AA, A or BBB) or any other nationally recognized rating service.

 . Other debt instruments, including, but not limited to, issues of or guaranteed by banks or bank holding companies and of corporations, which obligations, although not rated by Moody's, Standard & Poor's, or other nationally recognized rating firms, are deemed by the Company's management to have an investment quality comparable to securities which may be purchased as stated above.

 . Commercial paper, cash or cash equivalents, and other short-term investments having a maturity of less than one year which are considered by the Company's management to have investment quality comparable to securities which may be purchased as stated above.

In addition, the Company may invest in futures and options. Financial futures and related options thereon and options on securities are purchased solely for non-speculative hedging purposes. In the event the securities prices are anticipated to decline, the Company may sell a futures contract or purchase a put option on futures or securities to protect the value of securities held in or to be sold for the general account or the nonunitized separate account. Similarly, if securities prices are expected to rise, the Company may purchase a futures contract or a call option thereon against anticipated positive cash flow or may purchase options on securities.

WHILE THE FOREGOING GENERALLY DESCRIBES THE INVESTMENT STRATEGY OF GAA, THE COMPANY IS NOT OBLIGATED TO INVEST THE ASSETS ATTRIBUTABLE TO THE CONTRACTS ACCORDING TO ANY PARTICULAR STRATEGY, EXCEPT AS MAY BE REQUIRED BY CONNECTICUT AND OTHER STATE INSURANCE LAWS NOR WILL THE GUARANTEED INTEREST RATES ESTABLISHED BY THE COMPANY NECESSARILY RELATE TO THE PERFORMANCE OF THE NONUNITIZED SEPARATE ACCOUNT.

                           DISTRIBUTION OF CONTRACTS

The Company will serve as Underwriter for the securities sold herein. The Company is registered as a broker-dealer with the Securities and Exchange Commission and is a member of the National Association of Securities Dealers, Inc. (NASD). As Underwriter, the Company will contract with one or more registered broker-dealers ("Distributors") to offer and sell the Contracts. The Company and one or more affiliates may also sell the Contracts directly. All registered representatives for the Distributor will also be licensed as insurance agents to sell Variable Annuity Contracts.

                              TAX CONSIDERATIONS

Contract Holders and Participants should seek advice from their tax advisers as to the application of federal (and where applicable, state and local) tax laws to amounts received by them and by their beneficiaries under the Contracts. Please refer to the applicable Contract Prospectus for further information.

TAXATION OF THE COMPANY

The Company is taxed as a life insurance company under Part I of Subchapter L of the Internal Revenue Code. All assets supporting the Annuity obligations of GAA are owned by the Company. Any income earned on such assets is considered income to the Company.

TAXATION OF ANNUITIES

Generally, any income earned on GAA deposits is not taxable to individual Contract Holders or Participants until distributed from the Contract. For further information concerning the tax treatment of Purchase Payments and distributions from the Contracts, please refer to the applicable Contract Prospectus.

                                  THE COMPANY

HISTORY AND BUSINESS

The Company is a stock life insurance company organized in 1976 under the insurance laws of the State of Connecticut. Aetna Insurance Company of America, Systematized Benefits Administrators, Inc., Aetna Private Capital, Inc. and Aetna Investment Services, Inc., are wholly-owned subsidiaries of the Company. The Company is licensed to do business in all fifty states, the District of Columbia, the Virgin Islands, Guam and Puerto Rico. The Company is a wholly owned subsidiary of Aetna Life and Casualty Company ("Aetna") which, with Aetna's subsidiaries, constitutes one of the largest insurance/financial services organizations in the United States based on its assets at December 31, 1994. The Company's Home Office is located at 151 Farmington Avenue, Hartford, Connecticut 06156.

The Company markets a variety of life insurance, retirement and other savings and investment products including individual and group annuities, financial services and mutual funds. The Company's products are designed for individuals, pension plans, small businesses and employer-sponsored groups. Effective December 31, 1994, the Company's operations, which previously were reported in total, will now be reported through two major business segments:
Life Insurance and Financial Services, to better reflect the way the businesses are managed. Prior period amounts have been reclassified for comparative purposes.

LIFE INSURANCE SEGMENT

The Company markets most types of life insurance including universal life, variable universal life, interest-sensitive whole life, and term insurance. These products are offered primarily to individuals, small businesses, employer-sponsored groups and executives of Fortune 2000 companies.

These products are marketed by independent agents and brokers, career agents and registered representatives of selected broker-dealers.

The Company's universal life insurance product accounted for approximately 98% of life insurance sales in 1994. The Company's in-force block of insurance includes a sizable block of traditional ordinary life insurance originally written by an affiliate, Aetna Life Insurance Company ("Aetna Life"), and transferred to the Company via a reinsurance agreement in 1988 (see Note 8 of the Notes to the Consolidated Financial Statements). This closed book of business contributed 36% of the life insurance segment earnings in 1994.

Life insurance products typically require high costs to acquire business. Retention, an important driver of profitability, is encouraged through product features. For example, universal and interest-sensitive whole life insurance contracts typically impose a surrender charge on policyholder balances withdrawn in the first seven to twenty years of the contract life. The period of time and level of the charge vary by product. In addition, more favorable credited rates and policy loan terms may be offered after policies have been in force for more than ten years. To also encourage retention, life insurance agents are typically paid renewal commissions or service fees.

Reserves for universal life and interest-sensitive whole life products (which are all experience-rated) are equal to cumulative deposits less withdrawals and charges, plus credited interest thereon, plus/less net realized capital gains/losses (which the Company reflects through credited rates on an amortized basis). These reserves also reflect unrealized capital gains/losses related to Financial Accounting Standard ("FAS") No. 115 (see Note 1 of the Notes to the Consolidated Financial Statements). Reserves for all other fixed individual life contracts are computed on the basis of assumed investment yield, mortality, morbidity and expenses (including a margin for adverse deviation), which generally vary by plan, year of issue and policy duration. These reserves are computed amounts that, with additions from premiums to be received, and with interest on such reserves compounded annually at assumed rates, are expected to be sufficient to meet the Company's policy obligations in the event of an insured's death or other withdrawal requests.

Reinsurance arrangements with affiliated and non-affiliated insurance companies are utilized to limit exposure to losses in excess of predetermined amounts per individual life. The Company's retention limit per individual life is $2.0 million. For further discussion on reinsurance arrangements with affiliates, see Notes 8 and 9 of the Notes to the Consolidated Financial Statements.
              LIFE INSURANCE IN FORCE AND OTHER STATISTICAL DATA*

The following table summarizes changes in individual life insurance in force before deductions for reinsurance ceded to other companies for the years indicated:

                                                    1994      1993      1992
                                                  --------- --------- ---------
                                                   (MILLIONS, EXCEPT AS NOTED
                                                             BELOW)
Sales and additions:
 Direct:
  Permanent...................................... $ 3,369.4 $ 2,767.0 $ 3,011.9
  Term...........................................     559.9     237.2      87.5
 Assumed:
  Term...........................................       --        --        --
                                                  --------- --------- ---------
   Total......................................... $ 3,929.3 $ 3,004.2 $ 3,099.4
                                                  ========= ========= =========
Terminations:
 Direct:
  Surrenders and Conversions..................... $ 1,316.4 $ 1,632.6 $ 1,753.2
  Lapses.........................................     860.9     816.7     947.1
  Other..........................................     170.0     170.6     210.9
 Assumed:
  Surrenders and Conversions.....................      59.4      80.3      95.3
  Lapses.........................................     303.9     376.2     532.5
  Other..........................................      57.9      55.1      69.8
                                                  --------- --------- ---------
   Total......................................... $ 2,768.5 $ 3,131.5 $ 3,608.8
                                                  ========= ========= =========
In force:
 Direct:
  Permanent...................................... $30,563.0 $29,507.1 $29,253.1
  Term...........................................   1,621.3   1.095.2     964.9
 Assumed:
  Permanent......................................   1,244.8   1,344.9   1,456.9
  Term...........................................   1,433.0   1,754.1   2,153.7
                                                  --------- --------- ---------
   Total......................................... $34,862.1 $33,701.3 $33,828.6
                                                  ========= ========= =========
Number of direct policies in force (thousands)...     445.9     439.1     440.0
                                                  ========= ========= =========
Average size of direct policy in force
 (thousands)..................................... $    72.2 $    69.7 $    68.7
                                                  ========= ========= =========

* Only nonparticipating business is written by the Company.

FINANCIAL SERVICES SEGMENT

The Company markets and services individual and group annuity contracts which offer a variety of funding and distribution options for personal and employer-sponsored retirement plans that qualify for tax deferral under sections 401(k), 403(b), 408, and 457 of the Internal Revenue Code. These contracts may be immediate or deferred. These products are offered primarily to individuals, pension plans, small businesses and employer-sponsored groups in the healthcare, government, education

(collectively "not-for-profit" organizations) and corporate markets. The Company also offers individual and group non-qualified tax deferred annuity products and life insurance supplemental contracts. In addition, the Company writes structured settlements of certain liabilities. The Company acts as an investment adviser for its affiliated mutual funds (a retail fund--Aetna Series Fund, Inc. and variable products funds--Aetna Variable Fund, Aetna Income Shares, Aetna Variable Encore Fund, Aetna Investment Advisers Fund, Aetna GET Fund--Series B and Aetna Generation Portfolios, Inc.) and receives advisory fees for its investment management services. The Company also receives from the Aetna Series Fund, Inc. service fees for providing administrative and shareholder services and distribution fees for promoting sales of the Adviser Class shares (see Note 8 of the Notes to the Consolidated Financial Statements).

Pension products are sold through pension professionals, stock brokers and third party administrators who work closely with salaried field office employees. Annuity products and mutual funds are distributed primarily through dedicated career agents and registered life brokers.

As with the Life Insurance segment, product retention is a key driver of profitability. To encourage retention annuity contracts typically impose a surrender charge on policyholder balances withdrawn in the first five to ten years of the contract. The period of time and level of the charge vary by product. A new approach being incorporated into recent annuity product designs replaces the surrender charge with a requirement that withdrawals be spread over a period of years for fixed account options. These contracts typically offer more favorable credited rates and policy loan terms after policies have been in force for more than ten years. Tax penalties on annuity distributions prior to age 59 1/2 provide an additional disincentive to premature surrenders of annuity balances, but do not impede transfers of those balances to other insurance carriers.

Reserves for limited payment contracts (immediate annuities with life contingent payout) are computed on the basis of assumed investment yield, mortality, morbidity and expenses (including a margin for adverse deviation), which generally vary by plan, year of issue and policy duration. Reserves for investment contracts include deferred annuities and immediate annuities without life contingent payouts. Reserves for deferred annuities are equal to cumulative deposits, less withdrawals and charges, plus credited interest thereon. Reserves for immediate annuities without life contingencies are computed amounts that, and with interest on such reserves compounded annually at assumed rates are expected to be sufficient to meet the Company's policy obligations. Of those investment contracts which are experience-rated, the reserves also reflect net realized capital gains/losses (which the Company reflects through credited rates on an amortized basis) and unrealized capital gains/losses related to FAS 115.

The following table summarizes assets under management for the principal customer groups of the Financial Services segment. Amounts reflected exclude unrealized gains (losses) of $(337.7) million and $646.2 million at December 31, 1994 and 1993, respectively, related to market value adjustments required under FAS 115. See Management's Analysis of the Results of Operations and Note 1 for further discussion on assets under management and FAS 115, respectively.

                                                    1994      1993      1992
                                                  --------- --------- ---------
                                                           (MILLIONS)
Corporate pensions............................... $ 3,221.1 $ 2,886.2 $ 2,404.3
Not-for-profit organizations.....................  10,025.7   9,087.1   8,070.8
Individuals......................................   4,882.8   3,981.0   3,169.2
                                                  --------- --------- ---------
    Total........................................ $18,129.6 $15,954.3 $13,644.3
                                                  ========= ========= =========

Deposits, which are not included in premiums or revenue under FAS No. 97 ("FAS 97"), are shown in the following table for the years indicated:

                                                       1994     1993     1992
                                                     -------- -------- --------
                                                             (MILLIONS)
Corporate pensions.................................. $  886.7 $  705.6 $  585.8
Not-for-profit organizations........................  1,093.3  1,107.8    876.6
Individuals.........................................  1,081.3    715.5    434.9
                                                     -------- -------- --------
    Totals.......................................... $3,061.3 $2,528.9 $1,897.3
                                                     ======== ======== ========

GENERAL ACCOUNT INVESTMENTS

Consistent with the nature of the contract obligations involved in the Company's operations, the majority of the general account assets are invested in long-term, debt securities such as corporate debt securities, mortgaged-backed securities and government securities. It is management's objective that the portfolios be of high quality while achieving competitive investment yields and returns. Investment portfolios generally match the duration of the insurance liabilities they support. The general account of the Company has been segmented to improve the asset/liability matching process. The duration of investments is monitored and security purchases and sales are executed with the objective of having adequate funds available to satisfy the Company's maturing liabilities.

COMPETITION

The Company is engaged in a business that is highly competitive due to the large number of stock and mutual life insurance companies and other entities marketing insurance products. According to the Fortune Service 500, as of December 31, 1993, the Company ranked 19th and 22nd among all United States domiciled life insurance companies based upon total assets and premium income, respectively. The Company is not dependent upon any single customer and no single customer accounted for more than 10% of revenue during 1994, 1993 and 1992.

The environment for life insurance products is highly competitive. The Company's sales have increased in a flat industry environment as the Company has differentiated itself from others in the industry by offering competitive products, quality service, and excellent financial strength.

In the pension and annuity markets, competition arises from other insurance companies, banks, mutual funds and other investment managers. The Financial Services segment has become more competitive and customers' retirement needs have become more diverse and sophisticated. The Company has responded to this need with new investment choices and more flexible product features.

EMPLOYEES

As of December 31, 1994, the Company had approximately 1,600 employees employed at its Home Office in Hartford, Connecticut, and various branch and marketing offices throughout the United States.

PROPERTIES

The Company occupies office space which is owned or leased by Aetna Life Insurance Company or other affiliates. Expenses associated with these offices are allocated on a direct and indirect basis to the Company and the other subsidiaries of Aetna.

STATE REGULATION

The insurance business of the Company is subject to comprehensive and detailed regulation and supervision throughout the United States. The laws of the various jurisdictions establish supervisory agencies with broad authority to regulate, among other things, the granting of licenses to transact business, trade practices, agent licensing, policy forms, underwriting and claims practices, reserve requirements, insurer solvency, the maximum interest rates that can be charged on life insurance policy loans and the minimum rates that must be provided for accumulation of surrender values, the form and content of required financial statements and the type and amounts of investments permitted. The Company is required to file detailed reports with supervisory agencies in each of the jurisdictions in which it does business, and its operations and accounts are subject to examination by such agencies at regular intervals.

Although the federal government does not directly regulate the business of insurance, many federal laws do affect the business. Existing or recently proposed federal laws that may significantly affect or would affect, if passed, the insurance business cover such matters as employee benefits, removal of barriers preventing banks from engaging in the insurance and mutual fund businesses, the taxation of insurance companies, and the tax treatment of insurance products.

Several states, including Connecticut, regulate affiliated groups of insurers such as the Company and its affiliates under insurance holding company statutes. Under such laws, intercorporate transfers of assets and dividend payments from insurance subsidiaries may be subject to prior notice or approval, depending on the size of such transfers and payments in relation to the financial position of the Company making the transfer. Changes in control also are regulated under these laws. As a Connecticut-domiciled insurance company, the Company is subject to comprehensive regulation under the Connecticut insurance laws and by the Connecticut Insurance Department.

In recent years, state insurance regulators have introduced and continue to work on changes in statutory accounting practices and other initiatives to strengthen solvency regulation. The National Association of Insurance Commissioners (NAIC) has adopted risk-based capital ("RBC") standards for life insurers. The RBC formula is a regulatory tool designed to identify weakly capitalized companies by comparing the adjusted surplus to the required surplus, which reflects the risk profile of the Company (RBC ratio). Within certain ratio changes, regulators have increasing authority to take action as the RBC ratio decreases. There are four levels of regulatory action ranging from requiring insurers to submit a comprehensive plan to the state insurance commissioner to when the state insurance commissioner places the insurer under regulatory control. The Company's RBC ratio at December 31, 1994 was significantly above the levels which would require regulatory action.

The NAIC also is considering several other solvency related regulations including the development of a model investment law and amendments to the model insurance holding company law which would limit types and amounts of insurance company investments. In addition, in recent years there has been growing interest among certain members of Congress concerning possible federal roles in the regulation of the insurance industry. Because these other initiatives are in a preliminary stage, management cannot assess the potential impact of their adoption on the Company.

Under insurance guaranty fund laws existing in all states, insurers doing business in those states can be assessed (up to prescribed limits) for certain policyholder or claimant losses under policies issued by companies which become insolvent. The after tax charges to earnings for guaranty fund obligations for the years ended December 31, 1994, 1993 and 1992 were $0.9 million, $0.9 million and $5.3 million, respectively. The amounts ultimately assessed may differ from the amounts charged to earnings thus far because such assessments may not be made for several years and will depend upon the final outcome of regulatory proceedings.

The Company provides a variety of products and services to employee benefit plans that are covered by the Employee Retirement Income Security Act of 1974 ("ERISA"). In December 1993, in a case involving an employee benefit plan and an insurance company, the United States Supreme Court ruled that assets in the insurance company's general account that were attributable to the non-guaranteed portion of a group pension contract issued to the plan were "plan assets" for purposes of ERISA and that the insurance company was an ERISA fiduciary with respect to those assets. In reaching its decision, the Court declined to follow a 1975 Department of Labor ("DOL") interpretive bulletin that had suggested that insurance company general account assets were not plan assets. The Company and other insurers are seeking clarification from the DOL of the effects, if any, of the decision on their businesses. Management is not currently able to predict how the decision will ultimately affect its business.

The Company is regulated by the Securities and Exchange Commission ("SEC") and some state securities regulators as a broker-dealer and investment adviser. Systematized Benefits Administrators, Inc. and Aetna Investment Services, Inc. are regulated by the SEC and some state regulators as broker-dealers. The Company's variable products involve investments through separate accounts, some of which are securities and are thus registered with the SEC. Additionally, the retail mutual funds, the mutual funds and certain other products used as funding vehicles for the Company's variable products are registered with the SEC. The retail mutual funds are also registered with the fifty state securities regulators.

                       DIRECTORS AND EXECUTIVE OFFICERS

The following are the Directors and Executive Officers of the Company. The terms of office for all Directors and Executive Officers will run until the Company's next annual meeting and until their successors are duly elected and qualified.

                                                    PRINCIPAL OCCUPATIONS AND
                          POSITION(S) WITH THE      EMPLOYMENT DURING PAST
                          COMPANY AND               FIVE YEARS; OTHER
 NAME, AGE                YEAR OF ELECTION          DIRECTORSHIPS OF DIRECTORS
 ---------                -----------------------   --------------------------------------
 Daniel P. Kearney, 56    Director (1991);          Group Executive responsible for in-
                          President (1993);         vestments and large case pensions
                          Chairman, Executive       (February 1991 to December 1993) of
                          Committee                 Aetna Life and Casualty Company; Fi-
                                                    nancial Consultant (1990 to February
                                                    1991) of Daniel P. Kearney, Inc.; Di-
                                                    rector of MBIA, Inc.; Director of
                                                    Margaretten Financial Corporation.

 Christopher J. Burns, 48 Director (1991); Senior   Vice President (August 1988 to March
                          Vice President, North     1991) of the Company.
                          American Operations
                          (1991); Member of
                          Executive Committee

 Laura R. Estes, 45       Director (1991); Senior   Vice President (January 1987 to March
                          Vice President, ALIAC     1991) of the Financial Division of the
                          Pensions (1991); Member   Company; President and Managing Direc-
                          of Executive Committee    tor (January 1985 to March 1992) of
                                                    Aetna Financial Services, Inc.

 Shaun P. Mathews, 39     Director (1991); Senior   Senior Vice President, Mutual Funds
                          Vice President,           (1991 to 1994) of the Company; Assis-
                          Strategic Markets and     tant Vice President, Pension Opera-
                          Products (1994)           tions (July 1989 to March 1991) of the
                                                    Company; Director of seven mutual
                                                    funds advised or sponsored by the Com-
                                                    pany.

 Scott A. Striegel, 46    Director (1993); Senior   Senior Vice President, ARPS (since
                          Vice President,           March 1993) of Aetna Life and Casual-
                          Annuities (1994)          ty; Senior Vice President, Homeowners
                                                    (February 1992 to March 1993) of Aetna
                                                    Life and Casualty; Senior Vice Presi-
                                                    dent, Small Business and Specialty
                                                    Group Products (March 1991 to February
                                                    1992) of Aetna Life and Casualty; Vice
                                                    President, Strategic Development Unit
                                                    (February 1990 to March 1991) of Aetna
                                                    Life and Casualty.

 James C. Hamilton, 54    Director (1988); Vice     Vice President and Actuary (October
                          President (1981);         1988 to March 1991) and Treasurer
                          Treasurer (1985)          (since March 1991) of Aetna Life In-
                                                    surance
                                                    Company.

                                                     PRINCIPAL OCCUPATIONS AND
                          POSITION(S) WITH THE       EMPLOYMENT DURING PAST
                          COMPANY AND                FIVE YEARS; OTHER
 NAME, AGE                YEAR OF ELECTION           DIRECTORSHIPS OF DIRECTORS
 ---------                ------------------------   --------------------------------------
 Gary G. Benanav, 49      Director (1992)            Executive Vice President,
                                                     Property/Casu- alty (since December
                                                     1993) of Aetna Life and Casualty Com-
                                                     pany; Group Executive responsible for
                                                     international, individual life insur-
                                                     ance, annuities, mutual funds and
                                                     small case pensions (April 1992 to De-
                                                     cember 1993) of Aetna Life and Casu-
                                                     alty Company, Director of Barnes Group
                                                     Inc.; Executive Risk, Inc.; Aetna Se-
                                                     ries Fund, Inc.; and Aetna Interna-
                                                     tional Umbrella Fund.

 John Y. Kim, 34          Director (1995); Senior    Chief Investment Officer, Aetna Life &
                          Vice President, ALIAC      Casualty (since May 1994); Managing
                          Investments                Director, Mitchell Hutchins Institu-
                                                     tional Investors (September 1993-April
                                                     1994).

 Dominick J. Agostino, 48 Director, Senior Vice      President and Chief Operating Officer
                          President and Chief        of Citicorp, North America, Inc. (De-
                          Financial Officer (1994)   cember 1992 to September 1994); Manag-
                                                     ing Director of Citibank, National As-
                                                     sociation (August 1990-September
                                                     1994).

 Zoe Baird, 43            Senior Vice President      Senior Vice President and General
                          and General Counsel        Counsel (since April 1992) of Aetna
                          (1990)                     Life and Casualty Company; Vice Presi-
                                                     dent and General Counsel (July 1990 to
                                                     April 1992) of Aetna Life and Casualty
                                                     Company.

 Susan E. Schechter, 42   Corporate Secretary and    Counsel (November 1993-present), Aetna
                          Counsel (1995)             Life & Casualty Company; Corporate
                                                     Secretary and Counsel, Aetna Life As-
                                                     signment Company (since June 1994);
                                                     Associate Attorney, Steptoe & Johnson
                                                     (September 1986-October 1993).

 Fred J. Franklin, 48     Vice President and Chief   Chief Operating Officer and General
                          Compliance Officer         Counsel (January 1991 to November
                          (1993)                     1993) Barclay Investments, Inc.; Pres-
                                                     ident and General Counsel (December
                                                     1989 to January 1991) Mutual Benefit
                                                     Financial Services Company.

                            EXECUTIVE COMPENSATION

Executive officers of the Company may also serve one or more affiliated companies of Aetna Life Insurance and Annuity Company. Allocations have been made as to each individual's time devoted to his duties as an executive officer of the Company. The following table shows the cash compensation paid, based on these allocations, to the five most highly compensated executive officers whose allocated compensation exceeds $100,000 and to all executive officers of the Company, as a group, for services rendered in all capacities to the Company during 1994. Such officers may also receive non-cash compensation from other affiliated companies of the company; however, none of such non-cash compensation is allocated to the Company.

                            CASH COMPENSATION TABLE

NAME OF INDIVIDUAL              CAPACITIES IN                                 CASH
OR NUMBER IN GROUP              WHICH SERVED                                  COMPENSATION
- ------------------              ---------------------                         ------------
Scott A. Striegel               Senior Vice President                          $  311,109
Daniel P. Kearney               President and CEO                                 299,437
Thomas L. West*                 Senior Vice President                             297,575
Laura R. Estes                  Senior Vice President                             292,788
Shaun P. Mathews                Senior Vice President                             243,000
All executive officers as a group (13)                                         $2,117,321

- --------
* Executive officer as of December 31, 1994, no longer serving in such capacity.

                       SECURITY OWNERSHIP OF MANAGEMENT

The Company's directors and officers do not beneficially own any outstanding shares of stock of the Company. All of the outstanding shares of stock of the Company are beneficially owned by its parent, Aetna Life and Casualty Company. The percentage of shares of Aetna Life and Casualty Company beneficially owned by any director of the Company, and by all directors and officers of the Company as a group, does not exceed one percent (1%) of the class outstanding.

                                    EXPERTS

The consolidated financial statements and schedules of the Company as of December 31, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1994, have been included herein or incorporated by reference in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent auditors, appearing herein or incorporated by reference in the Registration Statement and upon the authority of such firm as experts in accounting and auditing.

The reports of KPMG Peat Marwick LLP on the above-mentioned consolidated financial statements and consolidated financial statement schedules refer to a change in 1993 in the Company's methods of accounting for certain investment in debt and equity securities and reinsurance contracts, and a change in 1992 in the Company's methods of accounting for income taxes and postretirement benefits other than pensions.

                               LEGAL PROCEEDINGS

The Company and its Board of Directors know of no material legal proceedings pending to which the Company is a party or which would materially affect the Company.

                                 LEGAL MATTERS

The validity of the securities offered by this Prospectus has been passed upon by Susan E. Bryant, Esq., Counsel of the Company.

                                  APPENDIX I

The following are examples of MVA calculations using several hypothetical Deposit Period Yields and Current Yields. These examples do not include the effect of any deferred sales charge that may be assessed under the Contract upon withdrawal.

EXAMPLE I

Assumptions:

  i, the Deposit Period Yield, is 8%
  j, the Current Yield, is 10%
  x, the number of days remaining (computed from Wednesday of the week of withdrawal) in the Guaranteed Term, is 927.

                          x
                      ---------
                        /365/
             (1 + i)
    MVA =    -------
             (1 + j)



                        /927/
                      ---------
                        /365/

               1.08
        =    -------
               1.10

        = .9545

In this example the Deposit Period Yield of 8% is less than the Current Yield of 10%, therefore, the MVA is less than 1. The amount withdrawn from the Guaranteed Term is multiplied by this MVA.

If a withdrawal or transfer of a stated percentage is requested, the value withdrawn from a Guaranteed Term will reflect the deduction of the negative MVA Amount. However, if a withdrawal or transfer request of a specific dollar amount is requested, the amount withdrawn from a Guaranteed Term will be increased to compensate for the negative MVA Amount. For example, a withdrawal request to receive a check for $2,000 would result in a $2,095.34 withdrawal from the Guaranteed Term.

Assumptions:

  i, the Deposit Period Yield, is 5%
  j, the Current Yield, is 6%
  x, the number of days remaining (computed from Wednesday of the week of withdrawal) in the Guaranteed Term, is 927.

                              x
                          ---------
                            /365/
            (1 + i)
    MVA =   -------
            (1 + j)

                            /927/
                          ---------
                            /365/

              1.05
        =    ------
              1.06

        = .9762

In this example the Deposit Period Yield of 5% is less than the Current Yield of 6%, therefore, the MVA is less than 1. The amount withdrawn from the Guaranteed Term is multiplied by this MVA.

If a withdrawal or transfer of a stated percentage is requested, the value withdrawn from a Guaranteed Term will reflect the deduction of the negative MVA Amount. However, if a withdrawal or transfer request of a specific dollar amount is requested, the amount withdrawn from a Guaranteed Term will be increased to compensate for the negative MVA Amount. For example, a withdrawal request to receive a check for $2,000 would result in a $2,048.76 withdrawal from the Guaranteed Term.

EXAMPLE II

Assumptions:

  i, the Deposit Period Yield, is 10%

  j, the Current Yield, is 8%

  x, the number of days remaining (computed from Wednesday of the week of withdrawal) in the Guaranteed Term, is 927.


                         x
                     ---------
                       /365/
             (1 + i)
    MVA =    -------
             (1 + j)


                       /927/
                     ---------
                      /365/
      =       1.10
             ------
              1.08

      = 1.0477

In this example the Deposit Period Yield of 10% is greater than the Current Yield of 8%, therefore, the MVA is greater than 1. The amount withdrawn from the Guaranteed Term is multiplied by this MVA.

If a withdrawal or transfer of a stated percentage is requested, the value withdrawn from a Guaranteed Term will reflect the addition of the positive MVA Amount. However, if a withdrawal of transfer request of a specific dollar amount is requested, the amount withdrawn from a Guaranteed Term will be decreased to reflect the positive MVA Amount. For example, a withdrawal request to receive a check for $2,000 would result in a $1,908.94 withdrawal from the Guaranteed Term.

Assumptions:

  i, the Deposit Period Yield, is 5%

  j, the Current Yield, is 4%

  x, the number of days remaining (computed from Wednesday of the week of withdrawal) in the Guaranteed Term, is 927.


                         x
                     --------
                      /365/

             (1 + i)
    MVA =    -------
             (1 + j)

                      /927/
                     --------
                      /365/
               1.05
      =      --------
               1.04

      = 1.0246

In this example the Deposit Period Yield of 5% is greater than the Current Yield of 4%, therefore, the MVA is greater than 1. The amount withdrawn from the Guaranteed Term is multiplied by this MVA.

If a withdrawal or transfer of a stated percentage is requested, the value withdrawn from a Guaranteed Term will reflect the addition of the positive MVA Amount. However, if a withdrawal of transfer request of a specific dollar amount is requested, the amount withdrawn from a Guaranteed Term will be decreased to reflect the positive MVA Amount. For example, a withdrawal request to receive a check for $2,000 would result in a $1,951.98 withdrawal from the Guaranteed Term.

                                  APPENDIX II
                  EXAMPLES OF MARKET VALUE ADJUSTMENT YIELDS

  The following hypothetical examples show the Market Value Adjustment based on a given Current Yield at various times remaining in the Guaranteed Term. Table A illustrates figures based on a Deposit Period Yield of 10%; Table B illustrates figures based on a Deposit Period Yield of 5%. The Market Value Adjustment will have either a positive or negative influence on the amount withdrawn from or remaining in a Guaranteed Term. Also, the amount of the Market Value Adjustment generally decreased as the end of the Guaranteed Term approaches.

TABLE A: DEPOSIT PERIOD YIELD OF 10%

             CHANGE IN
              DEPOSIT
   CURRENT    PERIOD                  TIME REMAINING TO
    YIELD      YIELD             MATURITY OF GUARANTEED TERM
   -------   --------- -----------------------------------------------
                       8 YEARS 6 YEARS 4 YEARS 2 YEARS 1 YEAR 3 MONTHS
                       ------- ------- ------- ------- ------ --------
   15%          +5%     -29.9%  -23.4%  -16.3%  -8.5%   -4.3%   -1.1%
   13%          +3%     -19.4   -14.9   -10.2   -5.2    -2.7    -0.7
   12%          +2%     -13.4   -10.2    -7.0   -3.5    -1.8    -0.4
   11%          +1%      -7.0    -5.3    -3.6   -1.8    -0.9    -0.2
   9%           -1%       7.6     5.6     3.7    1.8     0.9     0.2
   8%           -2%      15.8    11.6     7.6    3.7     1.9     0.5
   7%           -3%      24.8    18.0    11.7    5.7     2.8     0.7
   5%           -5%      45.1    32.2    20.5    9.8     4.8     1.2

TABLE B: DEPOSIT PERIOD YIELD OF 5%

             CHANGE IN
              DEPOSIT
   CURRENT    PERIOD                  TIME REMAINING TO
    YIELD      YIELD             MATURITY OF GUARANTEED TERM
   -------   --------- -----------------------------------------------
                       8 YEARS 6 YEARS 4 YEARS 2 YEARS 1 YEAR 3 MONTHS
                       ------- ------- ------- ------- ------ --------
   9%           +4%     -25.9%  -20.1%  -13.9%  -7.2%   -3.7%   -0.9%
   8%           +3%     -20.2   -15.6   -10.7   -5.5    -2.8    -0.7
   7%           +2%     -14.0   -10.7    -7.3   -3.7    -1.9    -0.5
   6%           +1%      -7.3    -5.5    -3.7   -1.9    -0.9    -0.2
   4%           -1%       8.0     5.9     3.9    1.9     1.0     0.2
   3%           -2%      16.6    12.2     8.0    3.9     1.9     0.5
   2%           -3%      26.1    19.0    12.3    6.0     2.9     0.7
   1%           -4%      36.4    26.2    16.8    8.1     4.0     1.0

                            SELECTED FINANCIAL DATA

The following selected financial data for the Company should be read in conjunction with the consolidated financial statements and notes thereto included in this Prospectus.

                            THREE MONTHS
                          ENDED  MARCH 31,               YEARS ENDED DECEMBER 31,
                         ------------------- -------------------------------------------------
(MILLIONS)
                           1995      1994      1994      1993      1992      1991      1990
                         --------- --------- --------- --------- --------- --------- ---------
Total Revenue........... $   360.7 $   327.6 $ 1,332.2 $ 1,264.5 $ 1,176.1 $ 1,129.5 $ 1,151.7
                         ========= ========= ========= ========= ========= ========= =========
Net Income.............. $    40.3 $    32.2 $   145.3 $   142.9 $   122.8 $    89.8 $    69.0
                         ========= ========= ========= ========= ========= ========= =========
Total Assets............ $22,296.9 $19,866.8 $20,941.8 $20,135.7 $16,932.9 $15,154.0 $13,003.8
                         ========= ========= ========= ========= ========= ========= =========

       MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE RESULTS OF OPERATIONS

Consolidated Results of Operations: Operating Summary

                                 THREE MONTHS
                                ENDED MARCH 31,     YEARS ENDED DECEMBER 31,
                              ------------------- -----------------------------
OPERATING SUMMARY               1995      1994      1994      1993      1992
- -----------------             --------- --------- --------- --------- ---------
(MILLIONS)
Premiums....................  $    32.2 $    25.4 $   124.2 $    82.1 $    72.5
Charges assessed against
 policyholders..............       74.9      68.2     279.0     251.5     235.4
Net investment income.......      235.8     231.1     917.2     911.9     848.1
Net realized capital gains..        5.1       0.8       1.5       9.5      13.4
Other income................       12.7       2.1      10.3       9.5       6.7
                              --------- --------- --------- --------- ---------
    Total revenue...........      360.7     327.6   1,332.2   1,264.5   1,176.1
                              --------- --------- --------- --------- ---------
Current and future benefits.      215.1     206.4     852.4     806.4     761.6
Operating expenses..........       75.3      60.3     227.2     201.3     213.5
Amortization of deferred
 policy acquisition costs...       11.2      13.1      36.1      37.7      32.9
                              --------- --------- --------- --------- ---------
    Total benefits and ex-
     penses.................      301.6     279.8   1,115.7   1,045.4   1,008.0
                              --------- --------- --------- --------- ---------
    Income before federal
     income taxes...........       59.1      47.8     216.5     219.1     168.1
Federal income taxes........       18.8      15.6      71.2      76.2      54.9
                              --------- --------- --------- --------- ---------
    Income before cumulative
     effect adjustments.....       40.3      32.2     145.3     142.9     113.2
Cumulative effect adjust-
 ments, net of tax:
  Change in accounting for
   income taxes.............        --        --        --        --       22.8
  Change in accounting for
   postretirement benefits
   other than pensions......        --        --        --        --      (13.2)
                              --------- --------- --------- --------- ---------
    Net income..............        --        --  $   145.3 $   142.9 $   122.8
                              ========= ========= ========= ========= =========
Deposits not included in
 premiums above: (/1/)
  Fully guaranteed..........  $   299.3 $   185.8 $   323.0 $   194.9 $   261.1
  Experience-rated..........      270.8     313.0   1,134.2   1,207.9   1,028.1
  Non-guaranteed............      351.0     343.0   1,913.1   1,385.9     863.0
                              --------- --------- --------- --------- ---------
    Total...................    $ 921.1 $   841.8 $ 3,370.3 $ 2,788.7 $ 2,152.2
                              --------- --------- --------- --------- ---------
Assets under management:
 (/2/)
  Fully guaranteed..........  $ 2,962.9 $ 2,637.6 $ 2,542.6 $ 2,428.1 $ 2,306.6
  Experience-rated..........    9,638.2   8,888.6   9,201.3   9,241.5   7,416.3
  Non-guaranteed............    8,548.1   7,116.1   8,223.2   7,111.0   5,894.5
                              --------- --------- --------- --------- ---------
    Total...................  $21,149.2 $18,642.3 $19,967.1 $18,780.6 $15,617.4
                              ========= ========= ========= ========= =========

(/1/) Under FAS 97, certain deposits are not included in premiums or revenue. (/2/) Under FAS 115, included above are net unrealized gains (losses) of $(69.8)
      million and $218.5 million at March 31, 1995 and 1994, respectively, and $(386.4) million and $747.1 million at December 31, 1994 and 1993, respectively.

OVERVIEW

The Company's adjusted earnings (after-tax) follow (in millions):

                                        3 MONTHS
                                     ENDED MARCH 31,  YEARS ENDED DECEMBER 31,
                                     --------------- --------------------------
                                      1995    1994     1994     1993     1992
                                     ------- ------- -------- -------- --------
Income before cumulative effect
 adjustments........................  $ 40.3  $ 32.2 $  145.3 $  142.9 $  113.2
Less:
  Net realized capital gains........     3.3     0.5      1.0      6.2      8.8
                                     ------- ------- -------- -------- --------
Adjusted earnings...................  $ 37.0  $ 31.7 $  144.3 $  136.7 $  104.4
                                     ======= ======= ======== ======== ========

The Company's adjusted earnings for the three months ended March 31, 1995 increased 17% when compared with the same period a year ago. The improvement in the first quarter of 1995 adjusted earnings reflected increases in charges assessed against policyholders and net investment income, primarily due to an increase in assets under management. First quarter results also reflected increases in operating expenses, primarily related to the implementation of a new contract administration system.

1994 COMPARED TO 1993

The Company's adjusted earnings increased 6% in 1994 following a 31% increase in 1993. The improvement in 1994 adjusted earnings reflected an increase in charges assessed against policyholders, primarily due to an increase in the volume of business in force, partially offset by increases in operating expenses, primarily related to the implementation of a new annuity contract administration system. The improvement in 1993 adjusted earnings reflected increased investment income, primarily due to the increase in assets under management, partially offset by a downward trend in investment yields on newly invested assets. The 1993 increase also reflected lower operating expenses due to prior restructurings.

Assets under management, excluding FAS 115, at December 31, 1994 of $20.3 billion, were 12.9% above 1993 levels, following a 15.4% increase in 1993. The $20.3 billion includes $2.6 billion of fully guaranteed investment options, $9.5 billion of experience-rated investment options and $8.2 billion in non-guaranteed investment options. The Company's contracts typically impose surrender fees which decline over the duration of the contract. Assets held under experience rated general account options have transfer and withdrawal limitations. Withdrawals from the fully guaranteed accumulation options prior to maturity include an adjustment intended to reflect the estimated fair value of the assets supporting the contract at the time of withdrawal. Approximately 90% and 91% of assets under management allowed for contractholder withdrawal, 54% and 53% of which are subject to market value adjustments or deferred surrender charges at December 31, 1994 and 1993, respectively.

SEGMENT RESULTS

LIFE INSURANCE SEGMENT

                                    3 MONTHS ENDED
                                       MARCH 31,      YEARS ENDED DECEMBER 31,
                                   ----------------- --------------------------
OPERATING SUMMARY                    1995     1994     1994     1993     1992
- -----------------                  -------- -------- -------- -------- --------
(MILLIONS)
Premiums.......................... $   12.5 $   12.6 $   54.0 $   50.1 $   53.7
Charges assessed against
 policyholders....................     40.9     37.0    152.4    142.1    139.3
Net investment income.............     42.1     43.7    171.3    172.7    165.6
Net realized capital gains........      0.7      0.1      0.1      0.4      1.0
Other income......................      1.8      1.5      8.3      6.4      4.0
                                   -------- -------- -------- -------- --------
    Total revenue.................     98.0     94.9    386.1    371.7    363.6
                                   -------- -------- -------- -------- --------
Current and future benefits.......     47.5     51.1    214.2    194.3    194.3
Operating expenses................     15.2     17.4     58.3     58.2     75.5
Amortization of deferred policy
 acquisition costs................      9.6      6.6     16.8     21.2     19.2
                                   -------- -------- -------- -------- --------
    Total benefits and expenses...     72.3     75.1    289.3    273.7    289.0
                                   -------- -------- -------- -------- --------
    Income before federal income
     taxes........................     25.7     19.8     96.8     98.0     74.6
Federal income taxes..............      9.7      7.8     37.0     41.9     29.0
                                   -------- -------- -------- -------- --------
    Income before cumulative
     effect adjustments........... $   16.0 $   12.0 $   59.8 $   56.1 $   45.6
                                   ======== ======== ======== ======== ========
Deposits not included in premiums
 above:(/1/)
  Fully guaranteed................      --       --       --       --       --
  Experience-rated................ $   79.1 $   63.5 $  280.6 $  237.4 $  236.7
  Non-guaranteed..................      8.2      5.8     28.4     22.4     18.2
                                   -------- -------- -------- -------- --------
    Total......................... $   87.3 $   69.3 $  309.0 $  259.8 $  254.9
                                   -------- -------- -------- -------- --------
Assets under management:(/2/)
  Fully guaranteed................ $  620.5 $  636.9 $  636.7 $  670.1 $  683.7
  Experience-rated................  1,543.8  1,412.5  1,458.4  1,440.4  1,232.2
  Non-guaranteed..................     88.1     70.2     80.1     69.6     57.2
                                   -------- -------- -------- -------- --------
    Total......................... $2,252.4 $2,119.6 $2,175.2 $2,180.1 $1,973.1
                                   ======== ======== ======== ======== ========

- --------
(/1/) Under FAS 97, universal life and interest-sensitive whole life deposits are not included in premiums or revenue.
(/2/) Under FAS No. 115, included above are net unrealized gains (losses) of $(7.8) million and $33.4 million at March 31, 1994 and 1995, respectively, and $(48.7) million and $100.9 million at December 31, 1994 and 1993, respectively.

Adjusted earnings in the Life Insurance segment (after-tax) follow (in millions):

                                               3 MONTHS ENDED     YEARS ENDED
                                                  MARCH 31,      DECEMBER 31,
                                               --------------- -----------------
                                                1995    1994   1994  1993  1992
                                               ------- ------- ----- ----- -----
Income before cumulative effect adjustments...   $16.0   $12.0 $59.8 $56.1 $45.6
Less:
  Net realized capital gains..................     0.4     0.1   0.1   0.3   0.6
                                               ------- ------- ----- ----- -----
Adjusted earnings.............................   $15.6   $11.9 $59.7 $55.8 $45.0
                                               ======= ======= ===== ===== =====

Adjusted earnings of $15.6 million for the three months ended March 31, 1995 increased 31% when compared with $11.9 million for the same period a year ago. The improvement in adjusted earnings reflected an increase in the volume of business in force as a result of strong sales over the past year offset in part by lower net investment income.

Charges assessed against policyholders for universal life and interest-sensitive whole life insurance increased 11% for the first quarter of 1995 when compared with the first quarter of 1994 reflecting an increase in the volume of business in force.

Net investment income for the first quarter of 1995 decreased by 4% when compared with the same period a year ago reflecting the lower net investment yield on the Company's portfolio of investments, partially offset by the increase in universal life assets under management.

Current and future benefits decreased 7% in the first quarter of 1995 when compared with the same period a year ago reflecting improved mortality experience related to universal life insurance.

First quarter 1995 operating expenses decreased by 13% when compared with the first quarter of 1994, primarily attributable to a reduction in the allocation of corporate expense from Aetna.

1994 COMPARED TO 1993

Adjusted earnings in 1994 of $59.7 million increased 7% over the prior year adjusted earnings of $55.8 million. The improvement in 1994 adjusted earnings reflected higher business in force offset in part by lower net investment income. Adjusted earnings in 1993 increased 24% to $55.8 million when compared to 1992 adjusted earnings of $44.9 million. The 1993 adjusted earnings improvement primarily reflected a reduction of operating expenses, attributable to savings from past restructurings.

Premiums, related to term and whole life insurance, increased by 8% in 1994 following a 7% decrease in 1993. Deposits, related to universal life and interest-sensitive whole life insurance, grew by 19% and 2% in 1994 and 1993, respectively. The increase in premiums and deposits in 1994 reflected strong first year sales and retention.

Charges assessed against policyholders for universal life and interest-sensitive whole life insurance increased 7% in 1994 and 2% in 1993 reflecting an increase in the volume of business in force.

Net investment income decreased by 1% in 1994 following a 4% increase in 1993 reflecting the downward trend in the net investment yield on the Company's portfolio of investments, offset by the increase in universal life assets under management.

Current and future benefits increased 10% in 1994 and were flat in 1993. The increase in 1994 reflected higher mortality related to universal life insurance. This resulted in lower amortization of deferred policy acquisition costs which decreased by 21% in 1994. Amortization of deferred policy acquisition costs increased 10% in 1993 reflecting the increase in the business in force.

The 1994 operating expenses of $58.3 million is level with the 1993 operating expenses of $58.2 million, reflecting continued savings from previous restructurings. Operating expenses decreased by 23% in 1993, also attributable to savings associated with previous restructurings.

Assets under management, excluding FAS 115, at December 31, 1994 of $2.2 billion, were 6.9% above 1993 levels, following a 5.3% increase in 1993. The $2.2 billion includes $0.6 billion of fully guaranteed investment options, $1.5 billion of experience-rated investment options and $0.1 billion in non-guaranteed investment options.

Outlook

Universal life sales through traditional channels (managing general agents and regional brokers) are expected to continue to be strong in 1995. ALIAC will also focus on the sale of life products through non-traditional distribution channels (banks). ALIAC is also exploring attaining growth through acquisitions of blocks of business.

FINANCIAL SERVICES SEGMENT

                                     3 MONTHS
                                  ENDED MARCH 31,     YEARS ENDED DECEMBER 31,
                                ------------------- -----------------------------
OPERATING SUMMARY                 1995      1994      1994      1993      1992
- -----------------               --------- --------- --------- --------- ---------
(MILLIONS)
Premiums.....................   $    19.7 $    12.8 $    70.2 $    32.0 $    18.8
Charges assessed against
 policyholders...............        34.0      31.2     126.6     109.4      96.1
Net investment income........       193.7     187.4     745.9     739.2     682.5
Net realized capital gains...         4.4       0.7       1.4       9.1      12.4
Other income.................        10.9       0.6       2.0       3.1       2.7
                                --------- --------- --------- --------- ---------
    Total revenue............       262.7     232.7     946.1     892.8     812.5
                                --------- --------- --------- --------- ---------
Current and future benefits..       167.6     155.3     638.2     612.1     567.3
Operating expenses...........        60.1      42.9     168.9     143.1     138.0
Amortization of deferred
 policy acquisition costs....         1.6       6.5      19.3      16.5      13.7
                                --------- --------- --------- --------- ---------
    Total benefits and
     expenses................       229.3     204.7     826.4     771.7     719.0
                                --------- --------- --------- --------- ---------
    Income before federal
     income taxes............        33.4      28.0     119.7     121.1      93.5
Federal income taxes.........         9.1       7.8      34.2      34.3   9.125.9
                                --------- --------- --------- --------- ---------
    Income before cumulative
     effect adjustments......   $    24.3 $    20.2 $    85.5 $    86.8 $    67.6
                                --------- --------- --------- --------- ---------
Deposits not included in
 premiums above: (/1/)
  Fully guaranteed...........   $   299.3 $   185.8 $   323.0 $   194.9 $   261.1
  Experience-rated...........       191.7     249.5     853.6     970.5     791.4
  Non-guaranteed.............       342.8     337.2   1,884.7   1,363.5     844.8
                                --------- --------- --------- --------- ---------
    Total....................   $   833.8 $   772.5 $ 3,061.3 $ 2,528.9 $ 1,897.3
                                --------- --------- --------- --------- ---------
Assets under management: (/2/)
  Fully guaranteed...........   $ 2,342.4 $ 2,000.7 $ 1,905.9 $ 1,758.0 $ 1,622.9
  Experience-rated...........     8,094.4   7,476.1   7,742.9   7,801.1   6,184.1
  Non-guaranteed.............     8,460.0   7,045.9   8,143.1   7,041.4   5,837.3
                                --------- --------- --------- --------- ---------
    Total....................   $18,896.8 $16,522.7 $17,791.9 $16,600.5 $13,644.3
                                ========= ========= ========= ========= =========

(1) Under FAS 97, certain deposits are not included in premiums or revenue.
(2) Under FAS 115, included above are net unrealized gains (losses) of $(62.0) million and $185.1 million at March 31, 1995 and 1994, respectively, and $(337.7) million and $646.2 million at December 31, 1994 and 1993, respectively.

Adjusted earnings in the Financial Services segment (after-tax) follow (in millions):

                                                  3 MONTHS        YEARS ENDED
                                               ENDED MARCH 31,   DECEMBER 31,
                                               --------------- -----------------
                                                1995    1994   1994  1993  1992
                                               ------- ------- ----- ----- -----
Income before cumulative effect adjustments...   $24.3   $20.2 $85.5 $86.8 $67.6
Less:
  Net realized capital gains..................     2.9     0.4   0.9   5.9   8.2
                                               ------- ------- ----- ----- -----
Adjusted earnings.............................   $21.4   $19.8 $84.6 $80.9 $59.4
                                               ======= ======= ===== ===== =====

Effective January 1, 1995, the Company assumed responsibility for two service organizations, a record keeping service organization and a payment and retiree administration service organization with a combined adjusted earnings of $(0.4) million. As a result, other income and operating expenses reflect variances of $10.4 million and $11.0 million, respectively, when comparing the first quarter of 1995 to the same period a year ago. The results of these organizations were previously reported by an affiliate.

Adjusted earnings of $21.4 million for the three months ended March 31, 1995 increased 8% when compared with $19.8 million for the same period a year ago. The improvement in adjusted earnings reflected an increase in charges assessed against policyholders and net investment income primarily due to an increase in assets under management offset in part by an increase in operating expenses.

Charges assessed against policyholders for annuity contracts increased 9% for the first quarter of 1995 when compared with the first quarter of 1994, reflecting the increase in assets under management.

Net investment income in the first quarter of 1995 increased 3% when compared with the first quarter of 1994, reflecting the increase in assets under management offset by a lower net investment yield on the Company's portfolio of investments.

First quarter 1995 operating expenses, excluding the impact of moving the two service organizations into the Company as discussed above, increased by 14% when compared to first quarter 1994. The increase reflected expenses associated with the implementation of a new contract administration system partially offset by a reduction in the allocation of corporate expense from Aetna.

1994 COMPARED TO 1993

Adjusted earnings in 1994 increased 5% in 1994 to $84.6 million following a 36% increase in 1993. The 1994 improvement reflected an increase in assets under management offset in part by an 18% increase in operating expenses. The 1993 improvement in adjusted earnings reflected an increase in assets under management.

Premiums, related to annuity contracts containing life contingencies, increased by 119% in 1994, following a 70% increase in 1993, reflecting an increase in structured settlement sales. Deposits, related to annuity contracts not containing life contingencies, reflected a 21% increase in 1994 following a 33% increase in 1993. Deposits in 1994 included the $205 million acquisition of a block of primarily individual annuity business from an unaffiliated insurer.

Charges assessed against policyholders for certain annuity contracts increased by 16% and 14% in 1994 and 1993, respectively, reflecting the increase in assets under management.

Net investment income in 1994 increased 1% to $745.9 million following a 8% increase in 1993, reflecting the increase in assets under management offset by a downward trend in the net investment yield on the Company's portfolio of investments.

Current and future benefits increased by 4% and 8% in 1994 and 1993, respectively. Amortization of deferred acquisition costs increased by 17% and 20% in 1994 and 1993, respectively. These increases reflected the increase in assets under management.

Operating expenses increased by 18% in 1994 and 4% in 1993. The 1994 increase reflected expenses associated with the implementation of a new contract administration system.

Assets under management, excluding FAS 115, at December 31, 1994 of $18.1 billion were 13.7% above 1993 levels, following a 17.0% increase in 1993. The $18.1 billion includes $2.0 billion of fully guaranteed investment options, $8.0 billion of experience-rated investment options and $8.1 billion in non-guaranteed investment options.

Outlook

Sales through traditional channels (primarily career agents, consultants and third part administrators) are expected to continue to be strong in 1995. ALIAC intends to increase its focus on the sale of non-qualified products through the non-traditional distribution channels (banks and broker/dealers). ALIAC is also exploring attaining growth through additional acquisitions of blocks of business.

Results in 1994 and 1993 included costs to implement a new contract administration system. Additional costs will continue to be incurred as implementation continues and enhancements are made to realize the full potential of the new system. The primary benefit of the system is that it enables ALIAC to offer both new products through product development flexibility and a large array of investment fund options to customers, which is necessary to remain competitive in an expanding marketplace.

GENERAL ACCOUNT INVESTMENTS

The Company's investment strategies and portfolios are intended to match the duration of the related liabilities and provide sufficient cash flow to meet obligations while maintaining a competitive after-tax rate of return. The duration of these investments is monitored, and investment purchases and sales are executed with the objective of having adequate funds available to satisfy the Company's maturing liabilities. The risks associated with investments supporting experience-rated products are assumed by those customers subject to, among other things, certain minimum guarantees.

                                                               DECEMBER 31,
                                                  MARCH 31, -------------------
                                                    1995      1994      1993
                                                  --------- --------- ---------
(MILLIONS)
Debt securities.................................. $10,897.4 $10,191.4 $10,531.0
Equity securities
  Non-redeemable preferred stock.................      46.3      47.2      45.9
  Investment in affiliated mutual funds..........     221.3     181.9     126.7
Short-term investments...........................      68.6      98.0      22.6
Mortgage loans...................................       9.7       9.9      10.1
Policy loans.....................................     274.7     248.7     202.7
Limited partnership..............................      24.5      24.4       --
                                                  --------- --------- ---------
  Total Investments..............................  11,542.5  10,801.5  10,939.0
Cash and cash equivalents........................     660.1     623.3     536.1
                                                  --------- --------- ---------
  Total Investments and Cash and Cash
   Equivalents................................... $12,202.6 $11,424.8 $11,475.1
                                                  ========= ========= =========

Debt Securities

At December 31, 1994 and 1993, the Company's carrying value of investments in debt securities were $10.2 billion and $10.5 billion, 94% and 96%, respectively, of total general account invested assets. At December 31, 1994 and 1993, $8.0 billion and $8.3 billion, 78% and 79%, respectively, of total debt securities supported experience-rated products.

It is management's objective that the portfolio of debt securities be of high quality and be well-diversified by market sector. The debt securities in the Company's portfolio are generally rated by external rating agencies, and if not externally rated, are rated by the Company on a basis believed to be comparable to that used by rating agencies. The average quality rating of the Company's bond portfolio was AA at December 31, 1994 and 1993.


DEBT SECURITY QUALITY RATINGS
12/31/94
- -----------------------------
AAA......................  56.7%
AA.......................   8.3
A........................  23.3
BBB......................   8.5
BB.......................   2.5
B........................   0.7

DEBT SECURITIES INVESTMENTS BY
MARKET SECTOR 12/31/94
- ------------------------------
U.S. Corporate Securities............................................. 34.2%
Residential Mortgage-Backed Securities................................ 32.1
U.S. Treasuries/Agencies.............................................. 12.9
Foreign Securities....................................................  9.7
Other Loan-Backed Securities..........................................  6.7
Commercial/Multifamily Mortgage-Backed Securities.....................  4.0
Other.................................................................  0.4

In 1994, the percentage of residential mortgage-backed securities was significantly reduced as a result of changes in their risk and return characteristics and to better diversify the risk profile of the Company's assets. Investments in U.S. Corporate, U.S. Treasuries/Agencies, other loan-backed, and commercial/multifamily mortgage-backed securities all increased.

Other loan-backed securities (securities backed by auto loans, credit card receivables, etc.) and commercial/multifamily mortgage-backed securities (securitized pools of mortgages) are predominantly AAA rated, and are not subject to the prepayment risk of residential mortgage-backed securities.

Outlook

In 1995, the Company expects to reduce the percentage of its portfolio invested in Treasuries and Cash Equivalents, maintain the percentage invested in residential mortgage-backs, and increase the percentage invested in corporates, U.S. dollar denominated foreigns, and securitized pools of commercial and multifamily mortgages. The overall average quality rating of the Company's portfolio and its average duration is not expected to change significantly.

It is expected that the net investment yield on the Company's portfolio of investments will trend upwards in 1995, assuming current interest rates do not significantly decrease. There is no assurance that this upward trend will continue.

LIQUIDITY AND CAPITAL RESOURCES

(MILLIONS)
                            THREE MONTHS
                           ENDED MARCH 31,       YEARS ENDED DECEMBER 31,
                         --------------------  -------------------------------
                           1995       1994       1994       1993       1992
                         ---------  ---------  ---------  ---------  ---------
Consolidated Assets..... $22,296.9  $19,866.8  $20,941.8  $20,135.7  $16,932.9
                         =========  =========  =========  =========  =========
Shareholder's Equity.... $ 1,285.5  $ 1,204.8  $ 1,088.5  $ 1,246.7  $   990.1
                         =========  =========  =========  =========  =========
Net Cash provided by
 (used by) Operating
 Activities............. $   177.3  $    56.8  $   206.6  $   179.5  $   100.1
                         =========  =========  =========  =========  =========
Net Cash used for In-
 vesting Activities..... $  (359.9) $  (349.2) $  (908.5) $(1,151.5) $  (902.1)
                         =========  =========  =========  =========  =========
Net Cash provided by
 Financing Activities... $   219.4  $   211.0  $   789.1  $ 1,117.5  $   851.9
                         =========  =========  =========  =========  =========
Cash and Cash Equiva-
 lents.................. $   660.1  $   454.7  $   623.3  $   536.1  $   390.6
                         =========  =========  =========  =========  =========

The consolidated assets and shareholder's equity amounts for the years ended December 31, 1994 and 1993 reflect the implementation of FAS 115. See Notes 1 and 3 of Notes to Consolidated Financial Statements.

Insurance premiums received are invested in assets that generally have maturities or durations similar to those of the Company's liabilities. In attempting to match asset and liability durations, a number of assumptions must be made with regard to cash flows from insurance operations and from investing and financing activities. In the event that subsequent developments are inconsistent with earlier assumptions, maturing liabilities and investment assets may no longer be matched to the degree originally anticipated, thereby placing unanticipated demands on cash flow and liquidity. The Company has several alternatives available to meet any such unanticipated demands should they occur. These include liquidating the Company's substantial cash and cash equivalents or selling liquid, high quality mortgage-backed securities and corporate bonds.

Cash and Cash Equivalents increased $87.2 million in 1994 compared to December 31, 1993 primarily due to a increase in net cash inflows from investment contracts.

There were no capital contributions in 1994, 1993 or 1992. (See Note 8 of Notes to Consolidated Financial Statements.)

The amount of dividends which may be paid to the shareholder without approval by the Insurance Commissioner of the State of Connecticut is subject to various restrictions. Based upon these restrictions, the Company is permitted a maximum of $70.9 million in dividend distributions in 1995.

REINSURANCE

Reinsurance arrangements with affiliated and non-affiliated insurance companies are utilized to reduce exposure to losses in excess of predetermined limits per individual life. The Company's retention limit per individual life is $2.0 million. For further discussion on reinsurance arrangements, see Notes 8 and 9 of the Notes to the Consolidated Financial Statements.

The following tables set forth the distribution of invested assets, and the amounts for cash, accrued investment income, and reinsurance loan to affiliate as of the end of the years indicated, as well as summarize investment results, excluding Separate Accounts, of the Company:

                                   1994      1993      1992     1991     1990
                                 --------- --------- -------- -------- --------
(MILLIONS)
Debt Securities(/1/):
 United States Government and
  government agencies and
  authorities................... $ 1,353.0 $   840.5 $   64.6 $   53.7 $    7.5
 Foreign governments............     401.7     320.3     82.4     33.8    130.0
 Public utilities...............     289.6     388.6    131.3     98.9    168.7
 Mortgage-backed securities.....   3,682.0   6,732.7  6,434.3  5,719.3  4,843.5
 Corporate and all other........   4,804.7   2,248.9  1,915.1  1,725.1  1,415.4
                                 --------- --------- -------- -------- --------
 Total debt securities..........  10,191.4  10,531.0  8,627.7  7,630.8  6,565.1
                                 --------- --------- -------- -------- --------
Equity securities...............      47.2      45.9     21.3     58.2     18.3
Investment in affiliated mutual
 funds..........................     181.9     126.7     62.9       .5      --
Short-term investments..........      98.0      22.6      1.5      1.5      --
Mortgage loans..................       9.9      10.1     12.3     14.0     19.0
Policy loan.....................     248.7     202.7    166.4    134.0    102.8
                                 --------- --------- -------- -------- --------
  Total investments............. $10,801.5 $10,939.0 $8,892.1 $7,839.0 $6,705.2
                                 ========= ========= ======== ======== ========
Cash and cash equivalents....... $   623.3 $   536.1 $  390.6 $  340.7 $  490.8
                                 ========= ========= ======== ======== ========
Accrued investment income....... $   142.2 $   124.7 $  113.7 $  104.9 $   87.2
                                 ========= ========= ======== ======== ========
Reinsurance loan to
 affiliate(/2/)................. $   690.3 $   711.0 $  742.9 $  780.7 $  827.2
                                 ========= ========= ======== ======== ========

- --------
(/1/) For information concerning the valuation of investments, see Notes 1 and 2 of Notes to Consolidated Financial Statements.
(/2/) For information concerning the reinsurance loan to affiliate, see Note 8 of Notes to Consolidated Financial Statements.

                                                EARNED
                                                 NET         NET CAPITAL
                                      NET     INVESTMENT GAINS (LOSSES)(/3/)
                                  INVESTMENT    INCOME   -------------------
                                  INCOME(/1/) RATE(/2/)  REALIZED UNREALIZED
                                  ----------- ---------- -------- ----------
                                         (dollar amounts in millions)
For the year:
1994.............................   $917.2       7.8%      $1.5     $(81.0)(/4/)
1993.............................    911.9       8.8        9.5      176.3 (/4/)
1992.............................    848.1       9.2       13.4        1.2
1991.............................    773.8       9.4        4.3        1.3
1990.............................    704.4       9.7        4.7       (1.7)

- --------
(/1/) Net investment income excludes net capital gains (losses) and is after deduction of investment expenses, but before deduction of federal income taxes.
(/2/) The rates of return on invested assets shown above have been determined in accordance with the rules prescribed by the National Association of Insurance Commissioners. The Earned Net Investment Income Rate for any given year is equal to (a) net investment income multiplied by two, divided by (b) the sum of cash, invested assets and investment income due and accrued less borrowed money at the beginning of the year and cash, invested assets and investment income due and accrued less borrowed money at the end of the year, less net investment income. Amounts relating to the reinsurance loan to affiliate have been included in the 1993, 1992, 1991, and 1990 calculations.
(/3/) Net realized and unrealized capital gains (losses) are before federal income taxes and after deduction for amounts allocable to experience-rated contract holders.
(/4/) Unrealized gains for 1994 and 1993 reflect the implementation of Financial
      Accounting Standards Board Statement No. 115 (See Note 1 of Notes to Consolidated Financial Statements).

                       CONSOLIDATED FINANCIAL STATEMENTS
           AETNA LIFE INSURANCE AND ANNUITY COMPANY AND SUBSIDIARIES

                                     INDEX

                                                                           PAGE
                                                                           ----
Independent Auditors' Report.............................................. F-2
Consolidated Financial Statements:
  Consolidated Statements of Income for the Three Months Ended March 31,
   1995 and 1994 (unaudited) and for the Years Ended December 31, 1994,
   1993 and 1992.......................................................... F-3
  Consolidated Balance Sheets as of March 31, 1995 (unaudited) and
   December 31, 1994 and 1993............................................. F-4
  Consolidated Statements of Shareholder's Equity for the Three Months
   Ended March 31, 1995 and 1994 (unaudited) and for the Years Ended
   December 31, 1994, 1993 and 1992....................................... F-5
  Consolidated Statements of Cash Flows for the Three Months Ended March
   31, 1995 and 1994 (unaudited) and for the Years Ended December 31,
   1994, 1993 and 1992.................................................... F-6
  Notes to Consolidated Financial Statements.............................. F-7

                         INDEPENDENT AUDITORS' REPORT

The Shareholder and Board of Directors
Aetna Life Insurance and Annuity Company:

We have audited the accompanying consolidated balance sheets of Aetna Life Insurance and Annuity Company and Subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in shareholder's equity and cash flows for each of the years in the three-year period ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Aetna Life Insurance and Annuity Company and Subsidiaries at December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, in 1993 the Company changed its methods of accounting for certain investments in debt and equity securities and reinsurance contracts. In 1992, the Company changed its method of accounting for income taxes and postretirement benefits other than pensions.

                                                      /s/ KPMG Peat Marwick LLP

Hartford, Connecticut
February 7, 1995

           AETNA LIFE INSURANCE AND ANNUITY COMPANY AND SUBSIDIARIES
         (A WHOLLY OWNED SUBSIDIARY OF AETNA LIFE AND CASUALTY COMPANY)

                       CONSOLIDATED STATEMENTS OF INCOME
                                   (MILLIONS)

                                 3 MONTHS ENDED
                                    MARCH 31,     YEARS ENDED DECEMBER 31,
                                 --------------- --------------------------
                                  1995    1994     1994     1993     1992
                                 ------- ------- -------- -------- --------
                                    UNAUDITED
Revenue:
  Premiums.....................  $  32.2  $ 25.4 $  124.2 $   82.1 $   72.5
  Charges assessed against
   policyholders...............     74.9    68.2    279.0    251.5    235.4
  Net investment income........    235.8   231.1    917.2    911.9    848.1
  Net realized capital gains...      5.1     0.8      1.5      9.5     13.4
  Other income.................     12.7     2.1     10.3      9.5      6.7
                                 ------- ------- -------- -------- --------
    Total revenue..............    360.7   327.6  1,332.2  1,264.5  1,176.1
                                 ------- ------- -------- -------- --------
Benefits and expenses:
  Current and future benefits..    215.1   206.4    852.4    806.4    761.6
  Operating expenses...........     75.3    60.3    227.2    201.3    213.5
  Amortization of deferred
   policy acquisition costs....     11.2    13.1     36.1     37.7     32.9
                                 ------- ------- -------- -------- --------
    Total benefits and
     expenses..................    301.6   279.8  1,115.7  1,045.4  1,008.0
                                 ------- ------- -------- -------- --------
Income before federal income
 taxes and cumulative effect
 adjustments...................     59.1    47.8    216.5    219.1    168.1
  Federal income taxes.........     18.8    15.6     71.2     76.2     54.9
                                 ------- ------- -------- -------- --------
Income before cumulative effect
 adjustments...................      --      --     145.3    142.9    113.2
Cumulative effect adjustments,
 net of tax:
  Change in accounting for
   income taxes................      --      --       --       --      22.8
  Change in accounting for
   postretirement benefits
   other than pensions.........      --      --       --       --     (13.2)
                                 ------- ------- -------- -------- --------
Net income.....................  $  40.3 $  32.2 $  145.3 $  142.9 $  122.8
                                 ======= ======= ======== ======== ========


See Notes to Consolidated Financial Statements.

           AETNA LIFE INSURANCE AND ANNUITY COMPANY AND SUBSIDIARIES
         (A WHOLLY OWNED SUBSIDIARY OF AETNA LIFE AND CASUALTY COMPANY)

                          CONSOLIDATED BALANCE SHEETS
                                   (MILLIONS)

                                                                   DECEMBER 31,
                                                     MARCH 31,  --------------------
                                                       1995       1994       1993
                                                     ---------  ---------  ---------
                                                     UNAUDITED
ASSETS
- ------
Investments:
  Debt securities, available for sale:
   (amortized cost: $10,967.1, $10,577.8 and
   $9,783.9, respectively).......................... $10,897.4  $10,191.4  $10,531.0
  Equity securities, available for sale:
   Non-redeemable preferred stock (cost: $43.3,
   $43.3 and $38.3, respectively)...................      46.3       47.2       45.9
   Investment in affiliated mutual funds (cost:
    $221.2, $187.2 and $122.4, respectively)........     221.3      181.9      126.7
  Short-term investments............................      68.6       98.0       22.6
  Mortgage loans....................................       9.7        9.9       10.1
  Policy loans......................................     274.7      248.7      202.7
  Limited partnership...............................      24.5       24.4        --
                                                     ---------  ---------  ---------
      Total investments.............................  11,542.5   10,801.5   10,939.0
Cash and cash equivalents...........................     660.1      623.3      536.1
Accrued investment income...........................     148.5      142.2      124.7
Premiums due and other receivables..................     153.4       75.8       67.0
Deferred policy acquisition costs...................   1,203.7    1,172.0    1,061.0
Reinsurance loan to affiliate.......................     675.7      690.3      711.0
Other assets........................................      24.1       15.9       12.6
Separate Accounts assets............................   7,888.9    7,420.8    6,684.3
                                                     ---------  ---------  ---------
      Total assets.................................. $22,296.9  $20,941.8  $20,135.7
                                                     =========  =========  =========
LIABILITIES AND SHAREHOLDER'S EQUITY
- ------------------------------------
Liabilities:
  Future policy benefits............................ $ 3,027.0  $ 2,968.1  $ 2,741.8
  Unpaid claims and claim expenses..................      21.9       23.8       27.2
  Policyholders' funds left with the Company........   9,382.3    8,901.6    9,003.9
                                                     ---------  ---------  ---------
      Total insurance liabilities...................  12,431.2   11,893.5   11,698.7
  Other liabilities.................................     525.8      302.1      229.7
  Federal income taxes:
    Current.........................................      13.8        3.4       40.6
    Deferred........................................     151.7      233.5      161.5
  Separate Accounts liabilities.....................   7,888.9    7,420.8    6,684.3
                                                     ---------  ---------  ---------
      Total liabilities.............................  21,011.4   19,853.3   18,889.0
                                                     ---------  ---------  ---------
Shareholder's equity:
  Common capital stock, par value $50 (100,000
   shares authorized; 55,000 shares issued and
   outstanding).....................................       2.8        2.8        2.8
  Paid-in capital...................................     407.6      407.6      407.6
  Net unrealized capital gains (losses).............     (32.3)    (189.0)     114.5
  Retained earnings.................................     907.4      867.1      721.8
                                                     ---------  ---------  ---------
      Total shareholder's equity....................   1,285.5    1,088.5    1,246.7
                                                     ---------  ---------  ---------
      Total liabilities and shareholder's equity.... $22,296.9  $20,941.8  $20,135.7
                                                     =========  =========  =========

See Notes to Consolidated Financial Statements.

           AETNA LIFE INSURANCE AND ANNUITY COMPANY AND SUBSIDIARIES
         (A WHOLLY OWNED SUBSIDIARY OF AETNA LIFE AND CASUALTY COMPANY)

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY
                                   (MILLIONS)

                                   3 MONTHS ENDED
                                      MARCH 31,      YEARS ENDED DECEMBER 31,
                                  -----------------  -------------------------
                                    1995     1994      1994      1993    1992
                                  -------- --------  --------  -------- ------
                                      UNAUDITED
Shareholder's equity, beginning
 of year......................... $1,088.5 $1,246.7  $1,246.7  $  990.1 $867.4
Net change in unrealized capital
 gains (losses)..................    156.7    (74.1)   (303.5)    113.7   (0.1)
Net income.......................     40.3     32.2     145.3     142.9  122.8
                                  -------- --------  --------  -------- ------
Shareholder's equity, end of
 year............................ $1,285.5 $1,204.8  $1,088.5  $1,246.7 $990.1
                                  ======== ========  ========  ======== ======



See Notes to Consolidated Financial Statements.

           AETNA LIFE INSURANCE AND ANNUITY COMPANY AND SUBSIDIARIES
         (A WHOLLY OWNED SUBSIDIARY OF AETNA LIFE AND CASUALTY COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (MILLIONS)

                           3 MONTHS ENDED               YEARS ENDED
                              MARCH 31,                DECEMBER 31,
                         --------------------  -------------------------------
                           1995       1994       1994       1993       1992
                         ---------  ---------  ---------  ---------  ---------
                              UNAUDITED
Cash Flows from Operat-
 ing Activities:
  Net income...........  $    40.3  $    32.2  $   145.3  $   142.9  $   122.8
  Cumulative effect
   adjustments.........        --         --         --         --        (9.6)
  Increase (decrease)
   in accrued
   investment income...       (6.3)      12.6      (17.5)     (11.1)      (8.7)
  Increase (decrease)
   in premiums due and
   other receivables...       10.9       12.5        1.3       (5.6)     (19.9)
  Increase in policy
   loans...............      (26.0)      (7.8)     (46.0)     (36.4)     (32.4)
  Increase in deferred
   policy acquisition
   costs...............      (31.7)     (16.7)     (96.5)     (60.5)     (60.8)
  Decrease in
   reinsurance loan to
   affiliate...........       14.6        8.7       27.8       31.8       37.8
  Net increase in
   universal life
   account balances....       44.5       28.0      164.7      126.4      130.8
  Increase (decrease)
   in other insurance
   reserve liabilities.       20.5       (1.2)      65.7       86.1       20.5
  Net increase
   (decrease) in other
   liabilities and
   other assets........      113.3       14.1       53.9        7.0       20.2
  Decrease in federal
   income taxes........       16.3        0.5      (11.7)      (3.7)     (11.8)
  Net accretion of
   discount on bonds...      (15.5)     (25.1)     (77.9)     (88.1)     (75.2)
  Net realized capital
   gains...............       (5.1)      (0.8)      (1.5)      (9.5)     (13.4)
  Other, net...........        1.5       (0.2)      (1.0)       0.2       (0.2)
                         ---------  ---------  ---------  ---------  ---------
    Net cash provided
     by operating
     activities........      177.3       56.8      206.6      179.5      100.1
                         ---------  ---------  ---------  ---------  ---------
Cash Flows from Invest-
 ing Activities:
  Proceeds from sales
   of:
    Debt securities
     available for
     sale..............      965.3      165.8    3,593.8      473.9      543.3
    Equity securities..       66.7        --        93.1       89.6       50.6
  Investment maturities
   and collections of:
    Debt securities
     available for
     sale..............      104.3      606.2    1,289.2    2,133.3    1,179.2
    Short-term
     investments.......       30.0        3.5       30.4       19.7        5.0
  Cost of investment
   purchases in:
    Debt securities....   (1,427.6)  (1,077.4)  (5,621.4)  (3,669.2)  (2,612.2)
    Equity securities..      (98.1)     (22.3)    (162.5)    (157.5)     (63.0)
    Short-term
     investments.......       (0.5)     (25.0)    (106.1)     (41.3)      (5.0)
    Limited
     partnership.......        --         --       (25.0)       --         --
                         ---------  ---------  ---------  ---------  ---------
      Net cash used for
       investing
       activities......     (359.9)    (349.2)    (908.5)  (1,151.5)    (902.1)
                         ---------  ---------  ---------  ---------  ---------
Cash Flows from
 Financing Activities:
  Deposits and interest
   credited for
   investment
   contracts...........      497.7      501.0    1,737.8    2,117.8    1,619.6
  Withdrawals of
   investment
   contracts...........     (278.3)    (290.0)    (948.7)  (1,000.3)    (767.7)
                         ---------  ---------  ---------  ---------  ---------
      Net cash provided
       by financing
       activities......      219.4      211.0      789.1    1,117.5      851.9
                         ---------  ---------  ---------  ---------  ---------
Net increase (decrease)
 in cash and cash
 equivalents...........       36.8      (81.4)      87.2      145.5       49.9
Cash and cash
 equivalents, beginning
 of year (period)......      623.3      536.1      536.1      390.6      340.7
                         ---------  ---------  ---------  ---------  ---------
Cash and cash
 equivalents, end of
 year (period).........  $   660.1  $   454.7  $   623.3  $   536.1  $   390.6
                         =========  =========  =========  =========  =========
Supplemental cash flow
 information:
  Income taxes paid,
   net.................  $     2.5  $    15.1  $    82.6  $    79.9  $    54.0
                         =========  =========  =========  =========  =========

See Notes to Consolidated Financial Statements.

           AETNA LIFE INSURANCE AND ANNUITY COMPANY AND SUBSIDIARIES (A WHOLLY OWNED SUBSIDIARY OF AETNA LIFE AND CASUALTY COMPANY)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1994, 1993, AND 1992

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements include Aetna Life Insurance and Annuity Company and its wholly owned subsidiaries, Aetna Insurance Company of America, Systematized Benefits Administrators, Inc., Aetna Private Capital, Inc. and Aetna Investment Services, Inc. (collectively, the "Company"). Aetna Life Insurance and Annuity Company is a wholly owned subsidiary of Aetna Life and Casualty Company ("Aetna").

The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. Intercompany transactions have been eliminated.

The consolidated financial statements for the three-month periods ended March 31, 1995 and 1994 have been prepared in accordance with generally accepted accounting principles and are unaudited. Certain reclassifications have been made to 1994 financial information to conform to 1995 presentation. These interim statements necessarily rely heavily on estimates including assumptions as to annualized tax rates. In the opinion of management, all adjustments necessary for a fair statement of results for the interim periods have been made. All such adjustments are of a normal recurring nature.

The Company offers a wide range of life insurance products and annuity contracts with variable and fixed accumulation and payout options. The Company also provides investment advisory and other services to affiliated mutual funds.

Accounting Changes

 Accounting for Certain Investments in Debt and Equity Securities

On December 31, 1993, the Company adopted Financial Accounting Standard ("FAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities, which requires the classification of debt securities into three categories: "held to maturity", which are carried at amortized cost; "available for sale", which are carried at fair value with changes in fair value recognized as a component of shareholder's equity; and "trading", which are carried at fair value with immediate recognition in income of changes in fair value.

Initial adoption of this standard resulted in a net increase of $106.8 million, net of taxes of $57.5 million, to net unrealized gains in shareholder's equity. These amounts exclude gains and losses allocable to experience-rated (including universal life) contractholders. Adoption of FAS No. 115 did not have a material effect on deferred policy acquisition costs.

 Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts

During 1993, the Company adopted FAS No. 113, Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts, retroactive to January 1, 1993. Reinsurance recoverables (previously reported as a reduction in insurance reserve liabilities) and reinsurance receivables and ceded unearned premiums are included in premiums due and other receivables. The adoption of FAS No. 113 did not have a material impact on the Company's 1993 Consolidated Financial Statements.

           AETNA LIFE INSURANCE AND ANNUITY COMPANY AND SUBSIDIARIES (A WHOLLY OWNED SUBSIDIARY OF AETNA LIFE AND CASUALTY COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

 Accounting for Income Taxes

The Company adopted FAS No. 109, Accounting for Income Taxes, in 1992, retroactive to January 1, 1992. A cumulative effect benefit of $22.8 million related to the adoption of this standard is reflected in the 1992 Consolidated Statement of Income.

 Postretirement Benefits Other Than Pensions

FAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, required that employers accrue the cost and recognize the liability for providing non-pension benefits to retired employees and agents. Aetna and the Company implemented FAS No. 106 in 1992, retroactive to January 1, 1992 on the immediate recognition basis. The cumulative effect charge for all Aetna employees was reflected in Aetna's 1992 Statement of Income. A cumulative effect charge of $13.2 million, net of taxes of $7.1 million, related to the adoption of this standard for Company agents is reflected in the Company's 1992 Consolidated Statement of Income.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, money market instruments and other debt issues with a maturity of ninety days or less when purchased.

Investments

 Debt Securities

At December 31, 1994 and 1993, all of the Company's debt securities are classified as available for sale and carried at fair value. These securities are written down (as realized losses) for other than temporary decline in value. Unrealized gains and losses related to these securities, after deducting amounts allocable to experience-rated contractholders and related taxes, are reflected in shareholder's equity.

Fair values for debt securities are based on quoted market prices or dealer quotations. Where quoted market prices or dealer quotations are not available, fair values are measured utilizing quoted market prices for similar securities or by using discounted cash flow methods. Cost for mortgage-backed securities is adjusted for unamortized premiums and discounts, which are amortized using the interest method over the estimated remaining term of the securities, adjusted for anticipated prepayments.

Purchases and sales of debt securities are recorded on the trade date.

 Equity Securities

Equity securities are classified as available for sale and carried at fair value based on quoted market prices or dealer quotations. Equity securities are written down (as realized losses) for other than temporary declines in value. Unrealized gains and losses related to such securities are reflected in shareholder's equity. Purchases and sales are recorded on the trade date.

The investment in affiliated mutual funds represents an investment in the Aetna Series Fund, Inc., a retail mutual fund which has been seeded by the Company, and is carried at fair value.

 Mortgage Loans and Policy Loans

Mortgage loans and policy loans are carried at unpaid principal balances net of valuation reserves, which approximates fair value, and are generally secured. Purchases and sales of mortgage loans are recorded on the closing date.

           AETNA LIFE INSURANCE AND ANNUITY COMPANY AND SUBSIDIARIES (A WHOLLY OWNED SUBSIDIARY OF AETNA LIFE AND CASUALTY COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) Limited Partnership

The Company's limited partnership investment is carried at the amount invested plus the Company's share of undistributed operating results and unrealized gains (losses), which approximates fair value.

 Short-Term Investments

Short-term investments, consisting primarily of money market instruments and other debt issues purchased with an original maturity of over ninety days and less than one year, are considered available for sale and are carried at fair value, which approximates amortized cost.

Deferred Policy Acquisition Costs

Certain costs of acquiring insurance business have been deferred. These costs, all of which vary with and are primarily related to the production of new business, consist principally of commissions, certain expenses of underwriting and issuing contracts and certain agency expenses. For fixed ordinary life contracts, such costs are amortized over expected premium-paying periods. For universal life and certain annuity contracts, such costs are amortized in proportion to estimated gross profits and adjusted to reflect actual gross profits. These costs are amortized over twenty years for annuity pension contracts, and over the contract period for universal life contracts. Deferred policy acquisition costs are written off to the extent that it is determined that future policy premiums and investment income or gross profits would not be adequate to cover related losses and expenses.

Insurance Reserve Liabilities

The Company's liabilities include reserves related to fixed ordinary life, fixed universal life and fixed annuity contracts. Reserves for future policy benefits for fixed ordinary life contracts are computed on the basis of assumed investment yield, assumed mortality, withdrawals and expenses, including a margin for adverse deviation, which generally vary by plan, year of issue and policy duration. Reserve interest rates range from 2.25% to 10.50%. Assumed investment yield is based on the Company's experience. Mortality and withdrawal rate assumptions are based on relevant Aetna experience and are periodically reviewed against both industry standards and experience.

Reserves for fixed universal life (included in Future Policy Benefits) and fixed deferred annuity contracts (included in Policyholders' Funds Left With the Company) are equal to the fund value. The fund value is equal to cumulative deposits less charges plus credited interest thereon, without reduction for possible future penalties assessed on premature withdrawal. For guaranteed interest options, the interest credited ranged from 4.00% to 5.85% in 1994 and 4.00% to 7.68% in 1993. For all other fixed options, the interest credited ranged from 5.00% to 7.50% in 1994 and 5.00% to 9.25% in 1993.

Reserves for fixed annuity contracts in the annuity period and for future amounts due under settlement options are computed actuarially using the Progressive Annuity Table (modified), the Annuity Table for 1949, the 1971 Individual Annuity Mortality Table, the 1971 Group Annuity Mortality Table, the 1983 Individual Annuity Mortality Table and the 1983 Group Annuity Mortality Table, at assumed interest rates ranging from 3.5% to 9.5%. Reserves relating to contracts with life contingencies are included in Future Policy Benefits. For other contracts, the reserves are reflected in Policyholders' Funds Left With the Company.

Unpaid claims for all lines of insurance include benefits for reported losses and estimates of benefits for losses incurred but not reported.

           AETNA LIFE INSURANCE AND ANNUITY COMPANY AND SUBSIDIARIES (A WHOLLY OWNED SUBSIDIARY OF AETNA LIFE AND CASUALTY COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

Premiums, Charges Assessed Against Policyholders, Benefits and Expenses

Premiums are recorded as revenue when due for fixed ordinary life contracts. Charges assessed against policyholders' funds for cost of insurance, surrender charges, actuarial margin and other fees are recorded as revenue for universal life and certain annuity contracts. Policy benefits and expenses are recorded in relation to the associated premiums or gross profit so as to result in recognition of profits over the expected lives of the contracts.

Separate Accounts

Assets held under variable universal life, variable life and variable annuity contracts are segregated in Separate Accounts and are invested, as designated by the contractholder or participant under a contract, in shares of Aetna Variable Fund, Aetna Income Shares, Aetna Variable Encore Fund, Aetna Investment Advisers Fund, Inc., Aetna GET Fund, Aetna Generation Portfolios, Inc. or The Aetna Series Fund Inc., which are managed by the Company or other selected mutual funds not managed by the Company.

Separate Account assets and liabilities are carried at fair value except for those relating to a guaranteed interest option which is offered through a Separate Account. The assets of the Separate Account supporting the guaranteed interest option are carried at an amortized cost of $149.7 million for 1994 (fair value $146.3 million) and $31.2 million for 1993 (fair value $33.3 million), since the Company bears the investment risk where the contract is held to maturity. Reserves relating to the guaranteed interest option are maintained at fund value and reflect interest credited at rates ranging from 4.5% to 8.38% in 1994 and from 4% to 9.45% in 1993. Separate Accounts assets and liabilities are shown as separate captions in the Consolidated Balance Sheets. Deposits, investment income and net realized and unrealized capital gains (losses) of the Separate Accounts are not reflected in the Consolidated Statements of Income (with the exception of realized capital gains (losses) on the sale of assets supporting the guaranteed interest option). The Consolidated Statements of Cash Flows do not reflect investment activity of the Separate Accounts.

Federal Income Taxes

The Company is included in the consolidated federal income tax return of Aetna. The Company is taxed at regular corporate rates after adjusting income reported for financial statement purposes for certain items. Deferred income tax benefits result from changes during the year in cumulative temporary differences between the tax basis and book basis of assets and liabilities.

           AETNA LIFE INSURANCE AND ANNUITY COMPANY AND SUBSIDIARIES
         (A WHOLLY OWNED SUBSIDIARY OF AETNA LIFE AND CASUALTY COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
2. INVESTMENTS

Investments in debt securities available for sale as of December 31, 1994 were as follows:

                                                  GROSS      GROSS
                                      AMORTIZED UNREALIZED UNREALIZED   FAIR
                                        COST      GAINS      LOSSES     VALUE
                                      --------- ---------- ---------- ---------
                                                     (millions)
U.S. Treasury securities and
 obligations of U.S government
 agencies and corporations........... $ 1,396.1   $  2.0     $ 84.2   $ 1,313.9
Obligations of states and political
 subdivisions........................      37.9      1.2        --         39.1
U.S. Corporate securities:
  Financial..........................   2,216.9      3.8      109.4     2,111.3
  Utilities..........................     100.1      --         7.9        92.2
  Other..............................   1,344.3      6.0       67.9     1,282.4
                                      ---------   ------     ------   ---------
    Total U.S. Corporate securities..   3,661.3      9.8      185.2     3,485.9
Foreign securities:
  Government.........................     434.4      1.2       33.9       401.7
  Financial..........................     368.2      1.1       23.0       346.3
  Utilities..........................     204.4      2.5        9.5       197.4
  Other..............................      46.3      0.8        1.5        45.6
                                      ---------   ------     ------   ---------
    Total Foreign securities.........   1,053.3      5.6       67.9       991.0
Residential mortgage-backed
 securities:
  Residential pass-throughs..........     627.1     81.5        5.0       703.6
  Residential CMOs...................   2,671.0     32.9      139.4     2,564.5
                                      ---------   ------     ------   ---------
Total Residential mortgage-backed
 securities..........................   3,298.1    114.4      144.4     3,268.1
Commercial/Multifamily mortgage-
 backed securities...................     435.0      0.2       21.3       413.9
                                      ---------   ------     ------   ---------
    Total Mortgage-backed securities.   3,733.1    114.6      165.7     3,682.0
Other loan-backed securities.........     696.1      0.2       16.8       679.5
                                      ---------   ------     ------   ---------
Total debt securities available for
 sale................................ $10,577.8   $133.4     $519.8   $10,191.4
                                      =========   ======     ======   =========

           AETNA LIFE INSURANCE AND ANNUITY COMPANY AND SUBSIDIARIES (A WHOLLY OWNED SUBSIDIARY OF AETNA LIFE AND CASUALTY COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  Investments in debt securities available for sale as of December 31, 1993 were as follows:

                                                  GROSS      GROSS
                                      AMORTIZED UNREALIZED UNREALIZED   FAIR
                                        COST      GAINS      LOSSES     VALUE
                                      --------- ---------- ---------- ---------
                                                     (millions)
U.S. Treasury securities and
 obligations of U.S. government
 agencies and corporations........... $  827.2    $ 19.4     $ 6.6    $   840.0
Obligations of states and political
 subdivisions........................      0.5       --        --           0.5
U.S. Corporate securities:
  Financial..........................    983.3      49.2       0.7      1,031.8
  Utilities..........................    141.2      12.4       --         153.6
  Other..............................    704.3      51.6       2.3        753.6
                                      --------    ------     -----    ---------
      Total U.S. Corporate
       securities....................  1,828.8     113.2       3.0      1,939.0
Foreign securities:
  Government.........................    289.1      31.7       0.5        320.3
  Financial..........................    365.8      18.5       0.9        383.4
  Utilities..........................    206.2      28.9       0.1        235.0
  Other..............................     30.4       1.3       0.8         30.9
                                      --------    ------     -----    ---------
      Total Foreign securities.......    891.5      80.4       2.3        969.6
Residential mortgage-backed
 securities:
  Residential pass-throughs..........  1,125.0     218.1       1.7      1,341.4
  Residential CMOs...................  4,868.7     318.1       1.1      5,185.7
                                      --------    ------     -----    ---------
Total Residential mortgage-backed
 securities..........................  5,993.7     536.2       2.8      6,527.1
Commercial/Multifamily mortgage-
 backed securities...................    193.0      13.4       0.8        205.6
                                      --------    ------     -----    ---------
      Total Mortgage-backed
       securities....................  6,186.7     549.6       3.6      6,732.7
Other loan-backed securities.........     49.2       0.2       0.2         49.2
                                      --------    ------     -----    ---------
Total debt securities available for
 sale................................ $9,783.9    $762.8     $15.7    $10,531.0
                                      ========    ======     =====    =========

At December 31, 1994 and 1993, net unrealized appreciation (depreciation) of $(386.4) million and $747.1 million, respectively, on available for sale debt securities included $(308.6) million and $582.8 million, respectively, related to experience-rated contractholders, which were not included in shareholder's equity.

           AETNA LIFE INSURANCE AND ANNUITY COMPANY AND SUBSIDIARIES (A WHOLLY OWNED SUBSIDIARY OF AETNA LIFE AND CASUALTY COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

The amortized cost and fair value of debt securities for the year ended December 31, 1994 are shown below by contractual maturity. Actual maturities may differ from contractual maturities because securities may be restructured, called, or prepaid.

                                                            AMORTIZED   FAIR
                                                              COST      VALUE
                                                            --------- ---------
                                                                (millions)
      Due to mature:
        One year or less................................... $   103.9 $   103.5
        After one year through five years..................   1,965.6   1,920.0
        After five years through ten years.................   2,371.3   2,207.0
        After ten years....................................   1,707.8   1,599.4
        Mortgage-backed securities.........................   3,733.1   3,682.0
        Other loan-backed securities.......................     696.1     679.5
                                                            --------- ---------
          Total............................................ $10,577.8 $10,191.4
                                                            ========= =========

At December 31, 1994 and 1993, debt securities carried at $7.0 million and $7.3 million, respectively, were on deposit as required by regulatory authorities.

The valuation reserve for mortgage loans was $3.1 million and $4.2 million at December 31, 1994 and 1993, respectively. The carrying value of non-income producing investments was $0.2 million and $34.3 million at December 31, 1994 and 1993, respectively.

Investments in a single issuer, other than obligations of the U.S. government, with a carrying value in excess of 10% of the Company's shareholder's equity at December 31, 1994 are as follows:

                                                               AMORTIZED  FAIR
      DEBT SECURITIES                                            COST    VALUE
      ---------------                                          --------- ------
                                                                  (millions)
      General Electric Capital Corporation....................  $264.9   $252.1
      General Motors Corporation..............................   167.8    161.7
      Society National Bank...................................   152.8    143.7
      Ford Motor Company......................................   144.7    142.3
      Associates Corporation of North America.................   132.9    131.1
      First Deposit Master Trust 1994-1A......................   114.9    112.1

The portfolio of debt securities at December 31, 1994 and 1993 included $318 million and $329 million, respectively, (3% of the debt securities for both years) of investments that are considered "below investment grade". "Below investment grade" securities are defined to be securities that carry a rating below BBB-/Baa3, by Standard & Poors/Moody's Investor Services, respectively. Of these below investment grade assets, $32 million and $39 million, at December 31, 1994 and 1993, respectively, were investments that were purchased at investment grade, but whose ratings have since been downgraded.

Included in residential mortgage-back securities are collateralized mortgage obligations ("CMOs") with carrying values of $2.6 billion and $5.2 billion at December 31, 1994 and 1993, respectively. The $2.6 billion decline in CMOs from December 31, 1993 to December 31, 1994 was related primarily to sales

           AETNA LIFE INSURANCE AND ANNUITY COMPANY AND SUBSIDIARIES (A WHOLLY OWNED SUBSIDIARY OF AETNA LIFE AND CASUALTY COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) and principal repayments. CMO sales of $1.6 billion resulted in net realized capital gains of $35 million of which $23 million was allocated to experience-rated contracts. The Company's CMO exposure was reduced as a result of changes in their risk and return characteristics and to better diversify the risk profile of the Company's assets. The principal risks inherent in holding CMOs are prepayment and extension risks related to dramatic decreases and increases in interest rates whereby the CMOs would be subject to repayments of principal earlier or later than originally anticipated. At December 31, 1994 and 1993, approximately 85% and 93%, respectively, of the Company's CMO holdings consisted of sequential and planned amortization class ("PAC") debt securities which are subject to less prepayment and extension risk than other CMO instruments. At December 31, 1994 and 1993, approximately 82% of the Company's CMO holdings were collateralized by residential mortgage loans, on which the timely payment of principal and interest was backed by specified government agencies (e.g., GNMA, FNMA, FHLMC).

If due to declining interest rates, principal was to be repaid earlier than originally anticipated, the Company could be affected by a decrease in investment income due to the reinvestment of these funds at a lower interest rate. Such prepayments may result in a duration mismatch between assets and liabilities which could be corrected as cash from prepayments could be reinvested at an appropriate duration to adjust the mismatch.

Conversely, if due to increasing interest rates, principal was to be repaid slower than originally anticipated, the Company could be affected by a decrease in cash flow which reduces the ability to reinvest expected principal repayments at higher interest rates. Such slower payments may result in a duration mismatch between assets and liabilities which could be corrected as available cash flow could be reinvested at an appropriate duration to adjust the mismatch.

At December 31, 1994 and 1993, 4% and 3%, respectively, of the Company's CMO holdings consisted of interest-only strips (IOs) or principal-only strips
(POs). IOs receive payments of interest and POs receive payments of principal on the underlying pool of mortgages. The risk inherent in holding POs is extension risk related to dramatic increases in interest rates whereby the future payments due on POs could be repaid much slower than originally anticipated. The extension risks inherent in holding POs, PACs and sequentials was mitigated by purchasing offsetting positions in IOs. During dramatic increases in interest rates, IOs would generate more future payments than originally anticipated.

The risk inherent in holding IOs is prepayment risk related to dramatic decreases in interest rates whereby future IO cash flows could be much less than originally anticipated and in some cases could be less than the original cost of the IO. The risks inherent in IOs are mitigated by holding offsetting positions in PO's, PACs, and sequentials. During dramatic decreases in interest rates POs, PACs and sequentials would generate future cash flows much quicker than originally anticipated.

In 1993, due to declining interest rates and prepayments on the underlying pool of mortgages, the amortized cost on IO's was written down by $85.4 million. IO writedowns of $4.7 million, net of $80.7 million allocated to experience-rated contracts, were reflected in 1993 net realized capital gains (losses). In 1994, due to increasing interest rates, unrealized gains on IO's increased from $0.5 million at December 31, 1993 to $17.8 million at December 31, 1994. Conversely, unrealized gains on POs decreased from $36.7 million at December 31, 1993 to $5.3 million at December 31, 1994. 1994 net realized gains (losses) included net gains of $10.0 million as a result of sales of IOs and POs (including amounts allocated to experience-rated contractholders).

           AETNA LIFE INSURANCE AND ANNUITY COMPANY AND SUBSIDIARIES (A WHOLLY OWNED SUBSIDIARY OF AETNA LIFE AND CASUALTY COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

The Company did not use derivative instruments (ie., futures, forward contracts, interest swaps, etc.) for hedging or any other purposes in 1994 or 1993.

The Company does hold investments in certain debt and equity securities with derivative characteristics (ie., including the fact that their market value is at least partially determined by, among other things, levels of or changes in interest rates, prepayment rates, equity markets or credit ratings/spreads).

The amortized cost and fair value of these securities, included in the $10.8 billion investment portfolio, as of December 31, 1994 was as follows:

                                                            AMORTIZED   FAIR
                                                              COST     VALUE
                                                            --------- --------
                                                                (millions)
      Collateralized mortgage obligations (including
       interest-only and principal-only strips)............ $2,671.0  $2,564.5
      Treasury and agency strips:
        Principal..........................................     20.7      21.6
        Interest...........................................    104.2      90.2
      Mandatorily convertible preferred stock..............     12.1      11.6

Investments in available for sale equity securities were as follows:

                                                     GROSS      GROSS
                                                   UNREALIZED UNREALIZED  FAIR
                                            COST     GAINS      LOSSES    VALUE
                                           ------- ---------- ---------- -------
                                                        (millions)
   1994
   Equity Securities...................... $ 230.5   $ 6.5       $7.9    $ 229.1
                                           -------   -----       ----    -------
   1993
   Equity Securities...................... $ 160.7   $12.0       $0.1    $ 172.6
                                           -------   -----       ----    -------

At December 31, 1994 and 1993, 91% of outstanding policy loans had fixed interest rates. The fixed interest rates for annuity policy loans ranged from 1% to 3% for individual annuity policies in both 1994 and 1993. The fixed interest rates for individual life policy loans ranged from 5% to 8% in 1994 and 6% to 8% in 1993. The remaining outstanding policy loans had variable interest rates averaging 8% in 1994 and 1993. Investment income from policy loans was $11.5 million, $10.8 million and $9.5 million in 1994, 1993 and 1992, respectively.

Off-Balance Sheet Financial Instruments

At December 31, 1993, the Company had $149.0 million in outstanding forward commitments to purchase mortgage-backed securities at a specified future date and at a specified price or yield. These instruments involve elements of market risk whereby future changes in market prices may make a financial instrument less valuable. However, the difference between the fair value at which the commitments can be settled, and the contractual value of these securities, was immaterial at December 31, 1993. There were no outstanding forward commitments at December 31, 1994.

           AETNA LIFE INSURANCE AND ANNUITY COMPANY AND SUBSIDIARIES (A WHOLLY OWNED SUBSIDIARY OF AETNA LIFE AND CASUALTY COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

There were no material concentrations of off-balance sheet financial instruments at December 31, 1994 and 1993.

3. CAPITAL GAINS AND LOSSES ON INVESTMENT OPERATIONS

Realized capital gains or losses are the difference between proceeds received from investments sold or prepaid, and amortized cost. Net realized capital gains as reflected in the Consolidated Statements of Income are after deductions for net realized capital gains (losses) allocated to experience-rated contracts of $(29.1) million, $(54.8) million and $36.1 million for the years ended December 31, 1994, 1993, and 1992, respectively. Net realized capital gains (losses) allocated to experience-rated contracts are deferred and subsequently reflected in credited rates on an amortized basis. Net unamortized gains (losses), reflected as a component of Policyholders' Funds Left With the Company, were $(50.7) million and $(16.5) million at the end of December 31, 1994 and 1993, respectively.

Changes to the mortgage loan valuation reserve and writedowns on debt securities are included in net realized capital gains (losses) and amounted to $1.1 million and $(98.5) million, of which $0.8 million and $(91.5) million were allocable to experience-rated contractholders, for the years ended December 31, 1994 and 1993, respectively. There were no changes to the valuation reserve or writedowns in 1992. The 1993 losses were primarily related to writedowns of interest-only mortgage-backed securities to their fair value.

Net realized capital gains (losses) on investments, net of amounts allocated to experience-rated contracts, were as follows:

                                                               1994 1993  1992
                                                               ---- ----  -----
                                                                 (millions)
   Debt securities............................................ $1.0 $9.6  $12.9
   Equity securities..........................................  0.2   .1    0.5
   Mortgage loans.............................................  0.3 (0.2)   --
                                                               ---- ----  -----
   Pretax realized capital gains.............................. $1.5 $9.5  $13.4
                                                               ==== ====  =====
   After-tax realized capital gains........................... $1.0 $6.2  $ 8.8
                                                               ==== ====  =====

Gross gains of $26.6 million, $33.3 million and $13.9 million and gross losses of $25.6 million, $23.7 million and $1.0 million were realized from the sales of investments in debt securities in 1994, 1993 and 1992, respectively.

Changes in unrealized capital gains (losses), excluding changes in unrealized capital gains (losses) related to experience-rated contracts, for the years ended December 31, were as follows:

                                                          1994     1993  1992
                                                         -------  ------ -----
                                                              (millions)
   Debt securities...................................... $(242.1) $164.3 $ --
   Equity securities....................................   (13.3)   10.6  (0.1)
   Limited partnership..................................    (1.8)    --    --
                                                         -------  ------ -----
                                                          (257.2)  174.9  (0.1)
   Deferred federal income taxes (See Note 6)...........    46.3    61.2   --
                                                         -------  ------ -----
   Net change in unrealized capital gains (losses)...... $(303.5) $113.7 $(0.1)
                                                         =======  ====== =====

           AETNA LIFE INSURANCE AND ANNUITY COMPANY AND SUBSIDIARIES (A WHOLLY OWNED SUBSIDIARY OF AETNA LIFE AND CASUALTY COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

The net change in unrealized capital gains (losses) on debt securities in 1994 and 1993 resulted from the adoption of FAS No. 115. For the year ended December 31, 1992, debt securities were carried at amortized cost. The unrecorded net appreciation for debt securities carried at amortized cost (including amounts allocable to experience-rated contracts) amounted to $612.4 million at December 31, 1992.

Net unrealized capital gains (losses) allocable to experience-rated contracts of $(308.6) million and $582.8 million at December 31, 1994 and 1993, respectively, are not included in shareholder's equity. These amounts are reflected on the Consolidated Balance Sheet in policyholders' funds left with the Company.

Shareholder's equity included the following unrealized capital gains (losses), which are net of amounts allocable to experience-rated contractholders, at December 31:

                                                         1994     1993    1992
                                                        -------  ------  ------
                                                             (millions)
   Debt securities
     Gross unrealized capital gains.................... $  27.4  $164.3  $  --
     Gross unrealized capital losses...................  (105.2)    --      --
                                                        -------  ------  ------
                                                          (77.8)  164.3     --
   Equity securities
     Gross unrealized capital gains....................     6.5    12.0     2.0
     Gross unrealized capital losses...................    (7.9)   (0.1)   (0.7)
                                                        -------  ------  ------
                                                           (1.4)   11.9     1.3
   Limited Partnership
     Gross unrealized capital gains....................     --      --      --
     Gross unrealized capital losses...................    (1.8)    --      --
                                                        -------  ------  ------
                                                           (1.8)    --      --
   Deferred federal income taxes (See Note 6)..........   108.0    61.7     0.5
                                                        -------  ------  ------
   Net unrealized capital gains (losses)............... $(189.0) $114.5  $  0.8
                                                        =======  ======  ======

4. NET INVESTMENT INCOME

Sources of net investment income were as follows:

                                                      1994    1993    1992
                                                     ------  ------  ------
                                                          (millions)
   Debt securities.................................. $823.9  $828.0  $763.7
   Preferred stock..................................    3.9     2.3     2.8
   Investment in affiliated mutual funds............    5.2     2.9     3.2
   Mortgage loans...................................    1.4     1.5     1.8
   Policy loans.....................................   11.5    10.8     9.5
   Reinsurance loan to affiliate....................   51.5    53.3    56.7
   Cash equivalents.................................   29.5    16.8    16.6
   Other............................................    6.7     7.7     6.4
                                                     ------  ------  ------
   Gross investment income..........................  933.6   923.3   860.7
   Less investment expenses.........................  (16.4)  (11.4)  (12.6)
                                                     ------  ------  ------
   Net investment income............................ $917.2  $911.9  $848.1
                                                     ======  ======  ======

           AETNA LIFE INSURANCE AND ANNUITY COMPANY AND SUBSIDIARIES (A WHOLLY OWNED SUBSIDIARY OF AETNA LIFE AND CASUALTY COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
Net investment income includes amounts allocable to experience-rated contractholders of $677.1 million, $661.3 million and $604.0 million for the years ended December 31, 1994, 1993 and 1992, respectively. Interest credited to contractholders is included in Current and Future Benefits.

5. DIVIDEND RESTRICTIONS AND SHAREHOLDER'S EQUITY

The amount of dividends that may be paid to the shareholder in 1995 without prior approval by the Insurance Commissioner of the State of Connecticut is $70.9 million.

The Insurance Department of the State of Connecticut (the "Department") recognizes as net income and shareholder's equity those amounts determined in conformity with statutory accounting practices prescribed or permitted by the Department, which differ in certain respects from generally accepted accounting principles. Statutory net income was $70.9 million, $77.6 million and $62.5 million for the years ended December 31, 1994, 1993 and 1992, respectively. Statutory shareholder's equity was $615.0 million and $574.4 million as of December 31, 1994 and 1993, respectively.

As of December 31, 1994, the Company does not utilize any statutory accounting practices which are not prescribed by insurance regulators that, individually or in the aggregate, materially affect statutory shareholder's equity.

6. FEDERAL INCOME TAXES

The Company is included in the consolidated federal income tax return of Aetna. Aetna allocates to each member an amount approximating the tax it would have incurred were it not a member of the consolidated group, and credits the member for the use of its tax saving attributes in the consolidated return.

As discussed in Note 1, the Company adopted FAS No. 109 as of January 1, 1992 resulting in a cumulative effect benefit of $22.8 million.

In August 1993, the Omnibus Budget Reconciliation Act of 1993 (OBRA) was enacted which resulted in an increase in the federal corporate tax rate from 34% to 35% retroactive to January 1, 1993. The enactment of OBRA resulted in an increase in the deferred tax liability of $3.4 million at date of enactment, which is included in the 1993 deferred tax expense.

Components of income tax expense (benefits) were as follows:

                                                          1994    1993    1992
                                                         ------  ------  ------
                                                              (millions)
   Current taxes (benefits):
     Income from operations............................. $ 78.7  $ 87.1  $ 68.0
     Net realized capital gains.........................  (33.2)   18.1    18.1
                                                         ------  ------  ------
                                                           45.5   105.2    86.1
                                                         ------  ------  ------
   Deferred taxes (benefits):
     Income from operations.............................   (8.0)  (14.2)  (17.7)
     Net realized capital gains.........................   33.7   (14.8)  (13.5)
                                                         ------  ------  ------
                                                           25.7   (29.0)  (31.2)
                                                         ------  ------  ------
       Total............................................ $ 71.2  $ 76.2  $ 54.9
                                                         ======  ======  ======

           AETNA LIFE INSURANCE AND ANNUITY COMPANY AND SUBSIDIARIES (A WHOLLY OWNED SUBSIDIARY OF AETNA LIFE AND CASUALTY COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) Income tax expense was different from the amount computed by applying the federal income tax rate to income before federal income taxes for the following reasons:

                                                          1994    1993    1992
                                                         ------  ------  ------
                                                              (millions)
   Income before federal income taxes................... $216.5  $219.1  $168.1
   Tax rate.............................................     35%     35%     34%
                                                         ------  ------  ------
   Application of the tax rate..........................   75.8    76.7    57.2
                                                         ------  ------  ------
   Tax effect of:
     Excludable dividends...............................   (8.6)   (8.7)   (6.4)
     Tax reserve adjustments............................    2.9     4.7     5.1
     Reinsurance transaction............................    1.9    (0.2)   (0.5)
     Tax rate change on deferred liabilities............    --      3.7     --
     Other, net.........................................   (0.8)    --     (0.5)
                                                         ------  ------  ------
       Income tax expense............................... $ 71.2  $ 76.2  $ 54.9
                                                         ======  ======  ======

The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities under FAS No. 109 at December 31, 1994 and 1993 are presented below:

                                                                    1994   1993
                                                                   ------ ------
                                                                    (millions)
   Deferred tax assets:
     Insurance reserves........................................... $211.5 $195.4
     Net unrealized capital losses................................  136.3    --
     Investment losses not currently deductible...................   15.5   31.2
     Postretirement benefits other than pensions..................    8.4    8.6
     Impairment reserves..........................................    --     7.9
     Other........................................................   28.3   19.3
                                                                   ------ ------
       Total gross assets.........................................  400.0  262.4
   Less valuation allowance.......................................  136.3    --
                                                                   ------ ------
     Deferred tax assets net of valuation.........................  263.7  262.4
   Deferred tax liabilities:
     Deferred policy acquisition costs............................  385.2  355.2
     Unrealized losses allocable to experience-rated contracts....  108.0    --
     Market discount..............................................    3.6    5.4
     Net unrealized capital gains.................................    --    61.7
     Other........................................................    0.4    1.6
                                                                   ------ ------
       Total gross liabilities....................................  497.2  423.9
                                                                   ------ ------
       Net deferred tax liability................................. $233.5 $161.5
                                                                   ====== ======

Net unrealized capital gains and losses are presented in shareholder's equity net of deferred taxes. At December 31, 1994, $81.0 million of net unrealized capital losses were reflected in shareholder's equity without deferred tax benefits. For federal income tax purposes, capital losses are deductible only against capital gains in the year of sale or during the carryback and carryforward periods (three

           AETNA LIFE INSURANCE AND ANNUITY COMPANY AND SUBSIDIARIES (A WHOLLY OWNED SUBSIDIARY OF AETNA LIFE AND CASUALTY COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) and five years, respectively). Due to the expected full utilization of capital gains in the carryback period and the uncertainty of future capital gains, a valuation allowance of $28.3 million related to the net unrealized capital losses has been reflected in shareholder's equity. In addition, $308.6 million of net unrealized capital losses related to experience-rated contracts are not reflected in shareholder's equity since such losses, if realized, are allocable to contractholders. However, the potential loss of tax benefits on such losses is the risk of the Company and therefore would adversely affect the Company rather than the contractholder. Accordingly, an additional valuation allowance of $108.0 million has been reflected in shareholder's equity as of December 31, 1994. Any reversals of the valuation allowance are contingent upon the recognition of future capital gains in the Company's federal income tax return or a change in circumstances which causes the recognition of the benefits to become more likely than not. Non-recognition of the deferred tax benefits on net unrealized losses described above had no impact on net income for 1994, but has the potential to adversely affect future results if such losses are realized.

The "Policyholders' Surplus Account," which arose under prior tax law, is generally that portion of a life insurance company's statutory income that has not been subject to taxation. As of December 31, 1983, no further additions could be made to the Policyholders' Surplus Account for tax return purposes under the Deficit Reduction Act of 1984. The balance in such account was approximately $17.2 million at December 31, 1994. This amount would be taxed only under certain conditions. No income taxes have been provided on this amount since management believes the conditions under which such taxes would become payable are remote.

The Internal Revenue Service ("Service") has completed examinations of the consolidated federal income tax returns of Aetna through 1986. Discussions are being held with the Service with respect to proposed adjustments. However, management believes there are adequate defenses against, or sufficient reserves to provide for, such adjustments. The Service has commenced its examinations for the years 1987 through 1990.

7. BENEFIT PLANS

Employee Pension Plans -- The Company, in conjunction with Aetna, has non-contributory defined benefit pension plans covering substantially all employees. The plans provide pension benefits based on years of service and average annual compensation (measured over sixty consecutive months of highest earnings in a 120 month period). Contributions are determined using the Entry Age Normal Cost Method and, for qualified plans subject to ERISA requirements, are limited to the amounts that are currently deductible for tax reporting purposes. The accumulated benefit obligation and plan assets are recorded by Aetna. The accumulated plan assets exceed accumulated plan benefits. There has been no funding to the plan for the years 1992 through 1994, and therefore, no expense has been recorded by the Company.

Agent Pension Plans -- The Company, in conjunction with Aetna, has a non-qualified pension plan covering certain agents. The plan provides pension benefits based on annual commission earnings. The accumulated plan assets exceed accumulated plan benefits. There has been no funding to the plan for the years 1992 through 1994, and therefore, no expense has been recorded by the Company.

Employee Postretirement Benefits -- In addition to providing pension benefits, Aetna also provides certain postretirement health care and life insurance benefits, subject to certain caps, for retired employees. Medical and dental benefits are offered to all full-time employees retiring at age 50 with at

           AETNA LIFE INSURANCE AND ANNUITY COMPANY AND SUBSIDIARIES (A WHOLLY OWNED SUBSIDIARY OF AETNA LIFE AND CASUALTY COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) least 15 years of service or at age 65 with at least 10 years of service. Retirees are required to contribute to the plans based on their years of service with Aetna.

Aetna implemented FAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions in 1992 on the immediate recognition basis. The cumulative effect charge for all Aetna employees was reflected in Aetna's 1992 Statement of Income. Prior to the adoption of FAS No. 106, the cost of postretirement benefits was charged to operations as payments were made. The accumulated benefit obligation and plan assets are recorded by Aetna. Accumulated postretirement benefits exceed plan assets.

The cost to the Company associated with the Aetna postretirement plans for 1994, 1993 and 1992 were $1.0 million, $0.8 million and $0.8 million, respectively.

Agent Postretirement Benefits -- The Company, in conjunction with Aetna, also provides certain postemployment health care and life insurance benefits for certain agents. The impact of recognizing the liability for agent costs was a cumulative effect adjustment of $13.2 million (net of deferred taxes of $6.8 million) and is reported in the 1992 Consolidated Statement of Income.

The cost to the Company associated to the agents' postretirement plans for 1994, 1993 and 1992 were $0.7 million, $0.6 million and $0.7 million, respectively.

Incentive Savings Plan -- Substantially all employees are eligible to participate in a savings plan under which designated contributions, which may be invested in common stock of Aetna or certain other investments, are matched, up to 5% of compensation, by Aetna. Pretax charges to operations for the incentive savings plan were $3.3 million, $3.1 million and $2.8 million in 1994, 1993 and 1992, respectively.

Stock Plans -- Aetna has a stock incentive plan that provides for stock options and deferred contingent common stock or cash awards to certain key employees. Aetna also has a stock option plan under which executive and middle management employees of Aetna may be granted options to purchase common stock of Aetna at the market price on the date of grant or, in connection with certain business combinations, may be granted options to purchase common stock on different terms. The cost to the Company associated to the Aetna stock plans for 1994 and 1993 was $2.3 million, $0.4 million, respectively. The cost for 1992 was immaterial.

8. RELATED PARTY TRANSACTIONS

The Company is compensated by the Separate Accounts for bearing mortality and expense risks pertaining to variable life and annuity contracts. Under the insurance contracts, the Separate Accounts pay the Company a daily fee which, on an annual basis, ranges, depending on the product, from .70% to 1.80% of their average daily net assets. The Company also receives fees from the variable life and annuity mutual funds and The Aetna Series Fund for serving as investment adviser. Under the advisory agreements, the Funds pay the Company a daily fee which, on an annual basis, ranges, depending on the fund, from .25% to 1.00% of their average daily net assets. The advisory agreements also call for the variable funds to pay their own administrative expenses and for The Aetna Series Fund to pay certain administrative expenses. The Company also receives fees (expressed as a percentage of the average daily net assets) from The Aetna Series Fund for providing administration shareholder services and promoting sales. The amount of compensation and fees received from the Separate Accounts and Funds, included in Charges Assessed Against Policyholders, amounted to $104.6 million, $93.6 million and $80.5 million in 1994, 1993 and 1992, respectively. The Company may waive advisory fees at its discretion.

           AETNA LIFE INSURANCE AND ANNUITY COMPANY AND SUBSIDIARIES (A WHOLLY OWNED SUBSIDIARY OF AETNA LIFE AND CASUALTY COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

The Company may, from time to time, make reimbursements to a Fund for some or all of its operating expenses. Reimbursement arrangements may be terminated at any time without notice.

Since 1981, all domestic individual non-participating life insurance of Aetna and its subsidiaries has been issued by the Company. Effective December 31, 1988, the Company entered into a reinsurance agreement with Aetna Life Insurance Company ("Aetna Life") in which substantially all of the non-participating individual life and annuity business written by Aetna Life prior to 1981 was assumed by the Company. A $108.0 million commission, paid by the Company to Aetna Life in 1988, was capitalized as deferred policy acquisition costs. The Company maintained insurance reserves of $690.3 million and $711.0 million as of December 31, 1994 and 1993, respectively, relating to the business assumed. In consideration for the assumption of this business, a loan was established relating to the assets held by Aetna Life which support the insurance reserves. The loan is being reduced in accordance with the decrease in the reserves. The fair value of this loan was $630.3 million and $685.8 million as of December 31, 1994 and 1993, respectively, and is based upon the fair value of the underlying assets. Premiums of $32.8 million, $33.3 million and $36.8 million and current and future benefits of $43.8 million, $55.4 million and $47.2 million were assumed in 1994, 1993 and 1992, respectively.

Investment income of $51.5 million, $53.3 million and $56.7 million was generated from the reinsurance loan to affiliate in 1994, 1993 and 1992, respectively. Net income of approximately $25.1 million, $13.6 million and $21.7 million resulted from this agreement in 1994, 1993 and 1992, respectively.

On December 16, 1988, the Company assumed $25.0 million of premium revenue from Aetna Life for the purchase and administration of a life contingent single premium variable payout annuity contract. In addition, the Company also is responsible for administering fixed annuity payments that are made to annuitants receiving variable payments. Reserves of $24.2 million and $27.8 million were maintained for this contract as of December 31, 1994 and 1993, respectively.

Effective February 1, 1992, the Company increased its retention limit per individual life to $2.0 million and entered into a reinsurance agreement with Aetna Life to reinsure amounts in excess of this limit, up to a maximum of $8.0 million on any new individual life business, on a yearly renewable term basis. Premium amounts related to this agreement for 1994, 1993 and 1992 were immaterial.

Effective December 31, 1992, the Company entered into an assumption reinsurance agreement with Aetna Life to reinsure a block of approximately 3,500 life contingent, period certain and deferred lump sum annuities (totaling $175.5 million in premium) issued by the Company to Aetna Casualty to fund its obligations under structured settlement agreements. The negotiated price recognized the sale of future profits and included consideration to ALIAC for the continued administration of the reinsured contracts on behalf of, and in the name of, Aetna Life.

The Company received no capital contributions in 1994, 1993 or 1992.

Premiums due and other receivables include $27.6 million and $9.8 million due from affiliates in 1994 and 1993, respectively. Other liabilities include $27.9 million and $26.1 million due to affiliates for 1994 and 1993, respectively.

Substantially all of the administrative and support functions of the Company are provided by Aetna and its affiliates. The financial statements reflect allocated charges for these services based upon measures appropriate for the type and nature of service provided.

           AETNA LIFE INSURANCE AND ANNUITY COMPANY AND SUBSIDIARIES (A WHOLLY OWNED SUBSIDIARY OF AETNA LIFE AND CASUALTY COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

9. REINSURANCE

The Company utilizes indemnity reinsurance agreements to reduce its exposure to large losses in all aspects of its insurance business. Such reinsurance permits recovery of a portion of losses from reinsurers, although it does not discharge the primary liability of the Company as direct insurer of the risks reinsured. The Company evaluates the financial strength of potential reinsurers and continually monitors the financial condition of reinsurers. Only those reinsurance recoverables deemed probable of recovery are reflected as assets on the Company's Consolidated Balance Sheets.

The following table includes premium amounts ceded/assumed to/from affiliated companies as discussed in Note 8 above.

                                                    CEDED TO   ASSUMED
                                             DIRECT   OTHER   FROM OTHER  NET
                                             AMOUNT COMPANIES COMPANIES  AMOUNT
                                             ------ --------- ---------- ------
                                                         (millions)
1994
Premiums:
  Life Insurance............................ $ 25.8   $ 6.0     $32.8    $ 52.6
  Accident and Health Insurance.............   10.8     9.3       --        1.5
  Annuities.................................   69.9     --        0.2      70.1
                                             ------   -----     -----    ------
    Total earned premiums................... $106.5   $15.3     $33.0    $124.2
                                             ======   =====     =====    ======
1993
Premiums:
  Life Insurance............................ $ 20.9   $ 5.6     $33.3    $ 48.6
  Accident and Health Insurance.............   14.4    12.9       --        1.5
  Annuities.................................   31.3     --        0.7      32.0
                                             ------   -----     -----    ------
    Total earned premiums................... $ 66.6   $18.5     $34.0    $ 82.1
                                             ======   =====     =====    ======
1992
Premiums:
  Life Insurance............................ $ 20.8   $ 5.2     $36.8    $ 52.4
  Accident and Health Insurance.............   15.1    13.7       --        1.4
  Annuities.................................   18.4     --        0.3      18.7
                                             ------   -----     -----    ------
    Total earned premiums................... $ 54.3   $18.9     $37.1    $ 72.5
                                             ======   =====     =====    ======

10. FINANCIAL INSTRUMENTS

The carrying values and estimated fair values of the Company's financial instruments at December 31, 1994 and 1993 were as follows:

                                                1994                1993
                                         ------------------- -------------------
                                         CARRYING    FAIR    CARRYING    FAIR
                                           VALUE     VALUE     VALUE     VALUE
                                         --------- --------- --------- ---------
                                                       (millions)
Assets:
  Cash and cash equivalents............. $   623.3 $   623.3 $   536.1 $   536.1
  Short-term investments................      98.0      98.0      22.6      22.6
  Debt securities.......................  10,191.4  10,191.4  10,531.0  10,531.0
  Equity securities.....................     229.1     229.1     172.6     172.6
  Limited partnership...................      24.4      24.4       --        --
  Mortgage loans........................       9.9       9.9      10.1      10.1
Liabilities:
  Investment contract liabilities:
    With a fixed maturity...............     826.7     833.5     733.3     795.6
    Without a fixed maturity............   8,074.9   7,870.4   8,196.4   8,099.3

           AETNA LIFE INSURANCE AND ANNUITY COMPANY AND SUBSIDIARIES (A WHOLLY OWNED SUBSIDIARY OF AETNA LIFE AND CASUALTY COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

Fair value estimates are made at a specific point in time, based on available market information and judgments about the financial instrument, such as estimates of timing and amount of expected future cash flows. Such estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument, nor do they consider the tax impact of the realization of unrealized gains or losses. In many cases, the fair value estimates cannot be substantiated by comparison to independent markets, nor can the disclosed value be realized in immediate settlement of the instrument. In evaluating the Company's management of interest rate and liquidity risk, the fair values of all assets and liabilities should be taken into consideration, not only those above.

The following valuation methods and assumptions were used by the Company in estimating the fair value of the above financial instruments:

Short-term instruments: Fair values are based on quoted market prices or dealer quotations. Where quoted market prices are not available, the carrying amounts reported in the Consolidated Balance Sheets approximates fair value. Short-term instruments have a maturity date of one year or less and include cash and cash equivalents, and short-term investments.

Debt and equity securities: Fair values are based on quoted market prices or dealer quotations. Where quoted market prices or dealer quotations are not available, fair value is estimated by using quoted market prices for similar securities or discounted cash flow methods.

Mortgage loans: Fair value is estimated by discounting expected mortgage loan cash flows at market rates which reflect the rates at which similar loans would be made to similar borrowers. The rates reflect management's assessment of the credit quality and the remaining duration of the loans. The fair value estimate of mortgage loans of lower quality, including problem and restructured loans, is based on the estimated fair value of the underlying collateral.

Investment contract liabilities (included in Policyholders' Funds Left With the Company): With a fixed maturity: Fair value is estimated by discounting cash flows at interest rates currently being offered by, or available to, the Company for similar contracts.

Without a fixed maturity: Fair value is estimated as the amount payable to the contractholder upon demand. However, the Company has the right under such contracts to delay payment of withdrawals which may ultimately result in paying an amount different than that determined to be payable on demand.

11. SEGMENT INFORMATION

Effective December 31, 1994, the Company's operations, which previously were reported in total, will now be reported through two major business segments:
Life Insurance and Financial Services. The Life Insurance segment markets most types of life insurance including universal life, interest-sensitive whole life, and term insurance. These products are offered primarily to individuals, small businesses, employer-sponsored groups and executives of Fortune 2000 companies. The Financial Services segment markets and services individual and group annuity contracts which offer a variety of funding and distribution options for personal and employer-sponsored retirement plans that qualify for tax deferral under sections 401(k) for corporations, 403(b) for hospitals and educational institutions, 408 for individual retirement accounts, and 457 for state and local governments and tax exempt healthcare organizations (the "deferred compensation market"), of the Internal Revenue Code. These contracts

           AETNA LIFE INSURANCE AND ANNUITY COMPANY AND SUBSIDIARIES
         (A WHOLLY OWNED SUBSIDIARY OF AETNA LIFE AND CASUALTY COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED) may be immediate or deferred. These products are offered primarily to individuals, pension plans, small businesses and employer-sponsored groups.

Summarized financial information for the Company's principal operations was as follows:

                                                   1994      1993      1992
                                                 --------- --------- ---------
                                                          (millions)
Revenue:
  Life insurance................................ $   386.1 $   371.7 $   363.6
  Financial services............................     946.1     892.8     812.5
                                                 --------- --------- ---------
    Total revenue............................... $ 1,332.2 $ 1,264.5 $ 1,176.1
                                                 ========= ========= =========
Income from continuing operations before income
 taxes and cumulative effect adjustments:
  Life insurance................................ $    96.8 $    98.0 $    74.6
  Financial services............................     119.7     121.1      93.5
                                                 --------- --------- ---------
    Total income from continuing operations
     before income taxes and cumulative effect
     adjustments................................ $   216.5 $   219.1 $   168.1
Net income:
  Life insurance................................ $    59.8 $    56.1 $    45.6
  Financial services............................      85.5      86.8      67.6
                                                 --------- --------- ---------
    Income before cumulative effect adjustments. $   145.3 $   142.9 $   113.2
                                                 --------- --------- ---------
    Cumulative effect adjustments...............       --        --        9.6
                                                 --------- --------- ---------
Net income...................................... $   145.3 $   142.9 $   122.8
                                                 ========= ========= =========
                                                   1994      1993      1992
                                                 --------- --------- ---------
                                                          (millions)
Assets under management, at fair value:
  Life insurance................................ $ 2,175.2 $ 2,180.1 $ 1,973.1
  Financial services............................  17,791.9  16,600.5  13,644.3
                                                 --------- --------- ---------
    Total assets under management............... $19,967.1 $18,780.6 $15,617.4
                                                 ========= ========= =========

                       THIS PAGE LEFT BLANK INTENTIONALLY

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13.  Other Expenses of Issuance and Distribution
- -----------------------------------------------------

     Not Applicable

Item 14.  Indemnification of Directors and Officers
- ---------------------------------------------------

     Reference is hereby made to Section 33-320a of the Connecticut General Statutes ("C.G.S.") regarding indemnification of directors and officers of Connecticut corporations. The statute provides in general that Connecticut corporations shall indemnify their officers, directors, employees, agents, and certain other defined individuals against judgments, fines, penalties, amounts paid in settlement and reasonable expenses actually incurred in connection with proceedings against the corporation. The corporation's obligation to provide such indemnification does not apply unless (1) the individual is successful on the merits in the defense of any such proceeding; or (2) a determination is made (by a majority of the board of directors not a party to the proceeding by written consent; by independent legal counsel selected by a majority of the directors not involved in the proceeding; or by a majority of the shareholders not involved in the proceeding) that the individual acted in good faith and in the best interests of the corporation; or (3) the court, upon application by the individual, determines in view of all the circumstances that such person is reasonably entitled to be indemnified.

     C.G.S. Section 33-320a provides an exclusive remedy: a Connecticut corporation cannot indemnify a director or officer to an extent either greater or less than that authorized by the statute, e.g., pursuant to its certificate of incorporation, bylaws, or any separate contractual arrangement. However, the statute does specifically authorize a corporation to procure indemnification insurance to provide greater indemnification rights. The premiums for such insurance may be shared by the corporation with the insured individuals on an agreed basis.

     Consistent with the statute, Aetna Life and Casualty Company has procured insurance from Lloyd's of London and several major United States excess insurers for its directors and officers and the directors and officers of its subsidiaries, including the Registrant, which supplements the indemnification rights provided by C.G.S. Section 33-320a to the extent such coverage does not violate public policy.

Item 15.  Recent Sales of Unregistered Securities
- -------------------------------------------------

     The Company offers its Contracts through Variable Annuity Accounts D and F to qualified pension and profit sharing plans and certain governmental plans in reliance upon the exemption from registration provided by Section 3(a)(2) under the Securities Act of 1933. Data relating to the amount of securities sold is:

                          VARIABLE ANNUITY ACCOUNT D
                          --------------------------
                           Years Ended December 31,
                           ------------------------

              1994                   1993                    1992
              ----                   ----                    ----
         $521,462,283            $338,384,188            $302,369,083

                           VARIABLE ANNUITY ACCOUNT F
                           --------------------------

  Variable Annuity Account F began its operations on August 23, 1994. The amount of securities sold from August 23, 1994 through December 31, 1994 was $4,163,884.

Item 16.  Exhibits and Financial Statement Schedules
- ----------------------------------------------------

    (a) Exhibits
        (3.1)   Articles of Incorporation of Registrant/1/
        (3.2)   By-Laws/1/
        (4)     Instruments Defining the Rights of Security Holders
                (a)  Form of Annuity Contract (G-CDA-HF)/2/
                (b)  Form of Annuity Contract (G-CDA-IA(RP))/3/
                (c)  Form of Annuity Contract (G-CDA-IB(ATORP))/4/
                (d)  Form of Annuity Contract (G-CDA-IB(AORP))/4/
                (e)  Form of Annuity Contract (G-401-IB(X/M))/4 /
                (f)  Form of Annuity Contract (G-CDA-IB(XC/SM))/4/
                (g)  Form of Annuity Contract (G-CDA-ID(DC))/5/
                (h)  Form of Annuity Contract (GTCC-HF)/6/
                (i)  Form of Annuity Contract (G-TDA-HH(XC/M))/7/
        (5)     Opinion re Legality
        (10)    Material Contracts
                (a)  The 1984 Stock Option Plan of Aetna Life and Casualty
                     Company and amendments thereto/8/
                (b)  Aetna Life and Casualty Company's Supplemental Incentive
                     Savings Plan/8/
                (c)  Aetna Life and Casualty Company's Supplemental Pension
                     Benefit Plan/8/
                (d)  Aetna Life and Casualty Company's 1986 Management
                     Incentive Plan/9/
        (21)    Subsidiaries of the Registrant/10/
        (23)    (a)  Consent of Independent Auditors
                (b)  Consent of Legal Counsel (Included in Item (5) above)
        (24)    (a)  Powers of Attorney (Included in signature page of this filing)
                (b)  Certificate of Resolution Authorizing Signature of Power
                     of Attorney/11/
        (27)    Financial Data Schedule
    (b) Consolidated Financial Statement Schedules

        (i)     Independent Auditors' Report/4/
        (ii) Schedule I - Summary of Investments - Other than Investments in Affiliates as of December 31, 1994/4/
        (iii) Schedule IV - Indebtedness of Related Parties - Not Current as of December 31, 1994, 1993 and 1992/4/
        (iv) Schedule VI - Reinsurance for the years ended December 31, 1994, 1993 and 1992/4/

Exhibits and Schedules other than those listed above are omitted because they are not required or are not applicable.

1. Incorporated by reference to Post-Effective Amendment No. 58 to the Registration Statement on Form N-4 (File No. 2-52449) filed on February 28, 1994.
2. Incorporated by reference to Post-Effective Amendment No. 3 to Registration Statement on Form N-4 (File No. 33-75996) filed on February 23, 1995
3. Incorporated by reference to Post-Effective Amendment No. 2 to Registration Statement on Form N-4 (File No. 33-75956) filed on February 23, 1995
4. Incorporated by reference to Post-Effective Amendment No. 4 to Registration Statement on Form S-1 (File No. 33-42555) filed on April 4, 1995
5. Incorporated by reference to Registration Statement on Form N-4 (File No. 33-88722) filed on January 20, 1995
6. Incorporated by reference to Post-Effective Amendment No. 60 to Registration Statement on Form N-4 (File No. 2-52449) filed on February 24, 1995
7. Incorporated by reference to Post-Effective Amendment No. 4 to Registration Statement on Form N-4 (File No. 33-75962) filed on March 24, 1995
8. Incorporated by reference to Aetna Life and Casualty Company's 1992 Form 10-K filed on March 17, 1993. Commission File Number 1-5704.
9. Incorporated by reference to Aetna Life and Casualty Company's 1993 Form 10-K, as amended, effective February 25, 1994. Commission File Number 1-5704.
10. Incorporated by reference to Registration Statement on Form N-4 (File No. 33-88720) filed on January 20, 1995.
11. Incorporated by reference to Post-Effective Amendment No. 3 to the Registration Statement on Form N-4 (File No. 33-75996) filed on February 23, 1995.

Item 17.  Undertakings
- ----------------------

     The undersigned registrant hereby undertakes as follows, pursuant to Item 512 of Regulation S-K:


     (a)  Rule 415 offerings:

          (1) To file, during any period in which offers or sales of the registered securities are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material changes to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (h) Request for Acceleration of Effective Date:

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Hartford, State of Connecticut, on this 21st day of June, 1995.

                         By:    AETNA LIFE INSURANCE AND ANNUITY
                                COMPANY

                         By:     /s/Daniel P. Kearney
                                ----------------------------------------------
                                Daniel P. Kearney
                                Principal Executive Officer


    As required by the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby constitutes Susan E. Bryant, Steven J. Lauwers, and Julie E. Rockmore and each of them individually, such person's true and lawful attorneys, with full power to them and each of them to sign for such person and in such person's name and capacity indicated below, any and all amendments to this Registration Statement, hereby ratifying and confirming such person's signature as it may be signed by said attorneys to any and all amendments.

Signature                    Title                                                Date
- ---------                    -----                                                ----
/s/Daniel P. Kearney *       Director and President                        )
- ---------------------------  (Principal Executive Officer)                 )
Daniel P. Kearney                                                          )
                                                                           )
/s/Dominick J. Agostino *    Director, Senior Vice President and Chief     )
- ---------------------------  Financial Officer (Principal Accounting       )
Dominick J. Agostino         and Financial Officer)                        )
                                                                           )
/s/James C. Hamilton *       Director, Vice President and Treasurer        )
- ---------------------------                                                )     June 21,
James C. Hamilton                                                          )      1995
                                                                           )
/s/Gary G. Benanav *         Director                                      )
- ---------------------------                                                )
Gary G. Benanav                                                            )
                                                                           )
                             Director and Senior Vice President, Life      )
- ---------------------------                                                )
Christopher J. Burns                                                       )
                                                                           )
                             Director and Senior Vice President, ALIAC     )
- ---------------------------  Pensions                                      )
Laura R. Estes                                                             )
                                                                           )
/s/John Y. Kim *             Director and Senior Vice President, ALIAC     )
- ---------------------------  Investments                                   )
John Y. Kim                                                                )
                                                                           )
                             Director and Senior Vice President, Mutual    )
- ---------------------------  Funds                                         )
Shaun P. Mathews                                                           )
                                                                           )
                             Director and Senior Vice President, Annuity   )
- ---------------------------                                                )
Scott A. Striegel                                                          )

 * Constituting a majority of the members of the Board of Directors.

                                 EXHIBIT INDEX


Exhibit No.      Exhibit                                                   Page
- -----------      -------                                                   ----

16(a)(3.1)       Articles of Incorporation of Registrant                    *
16(a)(3.2)       By-Laws                                                    *
16(a)(4)         Instruments Defining the Rights of Security Holders
16(a)(4)(a)      Form of Annuity Contract (G-CDA-HF)                        *
16(a)(4)(b)      Form of Annuity Contract (G-CDA-IA(RP))                    *
16(a)(4)(c)      Form of Annuity Contract (G-CDA-IB(ATORP))                 *
16(a)(4)(d)      Form of Annuity Contract (G-CDA-IB(AORP))                  *
16(a)(4)(e)      Form of Annuity Contract (G-401-IB(X/M))                   *
16(a)(4)(f)      Form of Annuity Contract (G-CDA-IB(XC/SM))                 *
16(a)(4)(g)      Form of Annuity Contract (G-CDA-ID(DC))                    *
16(a)(4)(h)      Form of Annuity Contract (GTCC-HF)                         *
16(a)(4)(i)      Form of Annuity Contract (G-TDA-HH(XC/M))                  *
16(a)(5)         Opinion re Legality
                                                                          ------
16(a)(10)(a)     The 1984 Stock Option Plan of Aetna Life and Casualty      *
                 Company and amendments thereto
16(a)(10)(b)     Aetna Life and Casualty Company's Supplemental             *
                 Incentive Savings Plan
16(a)(10)(c)     Aetna Life and Casualty Company's Supplemental Pension     *
                 Benefit Plan
16(a)(10)(d)     Aetna Life and Casualty Company's 1986 Management          *
                 Incentive Plan
16(a)(21)        Subsidiaries of the Registrant                             *
16(a)(23)(a)     Consent of Independent Auditors
                                                                         ------
16(a)(23)(b)     Consent of Legal Counsel (Included in Item (5) above)
16(a)(24)(a)     Powers of Attorney (Included in signature page of this
                 filing)
16(a)(24)(b)     Certificate of Resolution Authorizing Signature of Power   *
                 of Attorney
16(b)            Consolidated Financial Statement Schedules
16(b)(i)         Independent Auditors' Report                               *
16(b)(ii)        Schedule I - Summary of Investments - Other than           *
                 Investments in Affiliates as of December 31, 1994
16(b)(iii)       Schedule IV - Indebtedness of Related Parties - Not        *
                 Current as of December 31, 1994, 1993 and 1992
16(b)(iv)        Schedule VI - Reinsurance for the years ended              *
                 December 31, 1994, 1993 and 1992
27               Financial Data Schedule
                                                                          ------

*Incorporated by reference